As filed with the Securities and Exchange Commission on August 13, 1997 Registration No. 0-22497

==============================================================================

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 10-SB
AMENDMENT NO. 2


GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange Act of 1934


UPLAND ENERGY CORPORATION
(Name of Small Business Issuer in its Charter)


             Utah                                             87-0430780
-------------------------------                            -------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)


175 South Main Street, Suite 1423, Salt Lake City, Utah  84111
--------------------------------------------------------------
(Address of principal executive offices)          (Zip Code)

Issuer's telephone number:          (913) 841-6661

Securities to be registered under Section 12(b) of the Act:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered

              N/A                                           N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.001 per share
----------------------------------------
(Title of Class)

==============================================================================
PAGE

UPLAND ENERGY CORPORATION

FORM 10-SB
                                Amendment No.2
TABLE OF CONTENTS

PART 1                                                                    Page

Item  1.     Description of Business .....................................  3

Item  2.     Management's Discussion and Analysis or Plan of Operation ...  8

Item  3.     Description of Property...................................... 11

Item  4.     Security Ownership of Certain Beneficial Owners
              and Management.............................................. 14

Item  5.     Directors, Executive Officers, Promoters
              and Control Persons......................................... 15

Item  6.     Executive Compensation....................................... 16

Item  7.     Certain Relationships and Related Transactions............... 18

Item  8.     Description of Securities.................................... 18

PART II

Item  1.     Market Price of and Dividends on the Registrant's
              Common Equity and Other Shareholder Matters................. 20

Item  2.     Legal Proceedings............................................ 21

Item  3.     Changes in and Disagreements with Accountants................ 21

Item  4.     Recent Sales of Unregistered Securities...................... 21

Item  5.     Indemnification of Directors and Officers.................... 22

PART F/S

             Financial Statements......................................... 24

PART III

Item  1.     Index to Exhibits............................................ 59

             Signatures................................................... 60
PAGE

PART I

Item 1.  Description of Business

Corporate History
-----------------

     Upland Energy Corporation, a Utah corporation (the "Company") was originally organized in Utah on January 30, 1986, under the name Upland Investment Corporation, to engage in the acquisition and/or development of assets, properties or businesses of any kind. The Company remained inactive other than raising some capital through the sale of its shares of Common Stock until 1991. (See Iem 1: "Issuance of Shares").

     During the 1991 fiscal year, the Company conducted negotiations with respect to the acquisition of a Florida corporation involved in the development of a fluid level monitoring system for underground fuel storage tanks. The acquisition was not completed; however, during the course of negotiations, the Company loaned such company $25,000 pursuant to the terms of a promissory note. The note has not been repaid despite demand by the Company and the Company has concluded that the note is uncollectible.

     In November 1993, the Company acquired G.S. & C., Inc., a Nevada corporation ("GSC") in a stock for stock transaction. GSC was organized under the laws of Nevada on September 1, 1993. Prior to the acquisition, the Company effected a 1-for-2 reverse split in its issued and outstanding shares of Common Stock reducing the number of shares outstanding immediately prior to the acquisition of GSC from 13,990,000 to 6,995,000. The Company then issued 25,297,500 post-split shares of its Common Stock to the shareholders of GSC in exchange for all issued and outstanding shares of GSC. In connection with the transaction, the name of the Company was changed from Upland Investment Corporation to Upland Energy Corporation to better reflect the Company's business activities. For financial statement purposes, the transaction has been accounted for as a "reverse acquisition" as if GSC had acquired the Company. As a result, the financial statements included herewith present the operations of GSC from inception and include Upland's operations only from the date of the acquisition. (See Item 1: "Issuance of Shares").


     Operations

     The Company is engaged through the activities of its wholly-owned subsidiary, GSC, in the business of exploring for and developing oil and gas reserves. Unless otherwise indicated, GSC and Upland are collectively referred to herein as the "Company."

     On or about November 17, 1993, GSC entered into an operating agreement (the "Operating Agreement") with KLM Exploration, Inc. and Kenneth L. Mason (collectively "KLM") pursuant to which KLM transferred to GSC certain rights and obligations of KLM under a farmout agreement (the "Farmout Agreement"), dated August 28, 1993, entered into between KLM and Williams Natural Gas Company ("Williams") with respect to certain property located in the state of Kansas commonly referred to as the McLouth Natural Gas Storage Field ("McLouth Field"). The Operating Agreement was approved by Williams and the Farmout Agreement was amended to make certain changes agreed to by the parties. GSC paid KLM $100,000 pursuant to the terms of an earlier agreement in principle as consideration for KLM entering into the Operating Agreement. Through these agreements, GSC has turned over much of the daily control of these fields to KLM and its operators. The McLouth Field was originally acquired by Williams who entered into the Farmout Agreement with KLM. The Farmout Agreement provided KLM the right and obligation to develop the McLouth Field. KLM then entered into the agreements with GS&C who paid an initial fee of $100,000 as consideration for entering into the Operating Agreement and Amended Farmout Agreement. Under the provisions of the agreements, KLM has performed the exploration, drilling and operation on the McLouth Field with the Company providing limited financial support. A summary of certain of the more significant provisions of the Operating Agreement is set forth below. The summary is materially complete; however, because the Operating Agreement is a complex document which must be interpreted in accordance with practices and terminology prevailing in the oil and gas industry, such summary is qualified by reference to the Operating Agreement, the Farmout Agreement, and the amendment to the Farmout Agreement.


     The Operating Agreement generally provides as follows:

     1. The Company had to submit a proposal to KLM and Williams with respect to the drilling of 8 wells on the Property prior to December 31, 1993. All 8 wells were drilled prior to December 31, 1993, and the Company and KLM determined to complete 7 of the 8 wells.

     2. All wells, including their location, depth, casing and cementing program, equipment, drilling mud, and other items must be approved in advance by Williams. KLM shall be the operator of wells drilled on the Property and shall conduct or have full control over all operations of the wells drilled on the Property. KLM shall also be responsible for obtaining all operating bonds and permits and to maintain insurance coverage. For acting as operator, the Company shall pay KLM $1,000 per well, over and above the invoice costs incurred from contractors in connection with the drilling and completion of each well, and shall pay KLM $100 per month for the first well completed and $95 per month for each additional well completed which payments continue with respect to all completed wells until such time as they are plugged and abandoned. Notwithstanding the terms of the Operating Agreement, the Company has provided a $10,000 standby letter of credit as partial security for the performance of the obligations of KLM and the Company in connection with drilling activities on the Property.

     3. KLM grants the Company a first right of refusal to perform all drilling on the Property, except with respect to approximately 6,000 acres reserved to KLM as a result of its currently producing wells, pursuant to which KLM must provide the Company with 30 days' advance notice of any third party's drilling proposal and give the Company 30 days to match such proposal. To date, KLM has not presented the Company with any competing drilling proposals.

     4. On the spud-in date, the date drilling is commenced, of any wells drilled pursuant to the Operating Agreement, KLM will convey or assign to the Company all leases to be secured by such drilling. KLM also granted the Company the first right of refusal to acquire KLM's interests in the Property in the event it should desire to sell such interests to a third party and, in any event, the Company reserved the right of first refusal to perform all drilling on 5,000 acres within the Property by completing its initial 8 well drilling program.

     5. The Company has the sole right to determine to whom it will sell the production from wells drilled on the Property.

     6. Unless otherwise provided in the Farmout Agreement, all costs and liabilities incurred in operations shall be borne and paid and all equipment acquired in the operations on the Property shall be owned during the term of the Operating Agreement as follows:

Interest Holder        Type of Interest                  Interest
---------------        ----------------                  --------
The Company            Working                              75%
KLM                    Working, Carried through Tanks       25%
Williams               Overriding Royalty                   1/16 of 8/8
Existing Lease Holder  Overriding Royalty                   1/8 of 8/8
Land Man               Overriding Royalty                   1/100 of 8/8


     Based on the above "types of interest," the cost of the oil exploration and production are borne by the parties with working interest, the Company and KLM. The overriding royalty interest have no obligation to bear any cost of exploration, drilling or operating but receive their percentage of the profits from the production on the leases. The overriding royalty interest will continue as long as the underlying leases remain operative.

     In November 1993, GSC granted an aggregate of 2 1/4% overriding royalty interest in the McLouth Field against its working interest to T. Kent Rainey, Stefanie Gillen and Tony Cox, who at the time were directors of GSC, as compensation for services rendered to GSC. The services performed by the individuals related to negotiating the Farmout Agrement on the McLouth Field. The 2 1/4% overriding royalty will reduce the Company's percentage set forth in the above table by the amount of the overriding royalty but will not reduce the Company's obligation to pay 75% of the cost of developing the McLouth Field.

     During 1995 and 1996, the Company focused on the McLouth Field. However, under the direction of the Company's current management, Felix Ascanio and John Hobbs, the Company has changed its principal focus from the McLouth Field to the Hittle Field in central Kansas. Management refocused the Company's efforts towards the Hittle Field which, based on geological test and initial drilling results, appears more promising than the McLouth Field.
Additionally, with limited resources, the Company wanted to focus on the Hittle Field until a resolution on certain disputes regarding the Operating Agreement on the McLouth Field are achieved. (See Part II, "Item 2, Legal Proceedings.")

     The Hittle Field originally consisted of approximately 560 acres and was acquired for $6,000 in cash and a 15.6% royalty interest in the leases. In the first quarter of 1997, the Company expanded its lease holdings on the Hittle Field through the acquisition of an additional 920 acres at a cost of $3,800 with a 16.01% royalty interest remaining with the lessors. The Company is seeking to expand its lease holdings on the Hittle Field through the acquisition of additional acreage. There can be no assurance the Company will be successful in its efforts to acquire additional acreage. Failure to acquire additional acreage will affect future earnings potential of the Company.

     The Company has drilled two initial wells, the Lewis H-1 (the "LH-1") and the Hittle H-1 (the "HH-1"), in the Hittle Field. Both wells have shown promising results but have not been completed for production. The Company has received approval from the Kansas Corporation Commission, which must approve the completion of the wells to complete the LH-1 well with two laterals. The wells should be completed in the first part of August 1997 based on the availability of completion rigs and the open hole testing already performed. Although initial shows from the wells appear promising until the wells are complete there remains substantial uncertainty and risk as to the wells economic viability and that of the Hittle Field.

     Issuance of Shares

     In connection with its organization, the Company sold 3,340,000 shares of restricted common stock, par value $0.001 per share (the "Common Stock") to its original officers and directors and other founding shareholders for $12,500. In September, 1986, the Company completed an unregistered offering of 10,000,000 shares of common stock at a price of $0.0125 per share which resulted in net proceeds to the Company of approximately $98,897 after deducting sales commissions and other expenses of the offering. The offering was conducted pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 504 of Regulation D promulgated thereunder.

     In October 1987, the Company granted options to John W. Hobbs, then a new director of the Company, entitling him to purchase up to 250,000 pre-split shares of Common Stock at a price of $0.004 per share. The options were exercised with respect to all 250,000 shares. In December, 1992, the Company granted John W. Hobbs and Milo L. Carlston, officers and directors of the Company, stock options entitling them to purchase a total of 400,000 shares of Common Stock at an exercise price equal to the book value of such shares on the date of exercise. Such options were exercised with respect to all 400,000 shares in October 1993, at an exercise price of $0.0046 per share.

     Prior to the Company's acquisition of GSC in November 1993, GSC had made the following issuance of its Common Stock: (i) 3,000,000 shares to its officers, directors and founding shareholders for $3,000; (ii) 365,834 shares to two officers and directors and one other person providing finders' services in connection with the acquisition of certain oil and gas properties in the state of Kansas; and (iii) 5,066,671 shares in a private placement to 20 investors for $304,000. As a result, immediately prior to its acquisition by the Company, GSC had 8,432,505 shares of Common Stock outstanding which were exchanged for 25,297,500 shares of the Company's Common Stock on the basis of approximately three shares of the Company for each share of GSC.

     During 1994, the Company sold 7,490,000 shares of restricted Common Stock in a private placement at a price of $0.05 per share. The Company realized net proceeds from the offering of approximately $344,516 after deducting offering costs in the amount of $29,984.

     In January 1995, the Company issued a total of 2,425,000 shares of restricted stock to officers, consultants and third party contractors as compensation for services provided to the Company. John W. Hobbs and T. Kent Rainey, officers of the Company, received 250,000 and 950,000 shares Common Stock, respectively.

     On March 20, 1995, the Company effected a 1-for-20 reverse split in its issued and outstanding shares of Common Stock which reduced the number of issued and outstanding shares from 42,207,501 to approximately 2,110,375 shares. The share and per share data set forth herein and the accompanying financial statements give effect to such reverse stock split. During the third quarter of 1996, the Company engaged in a private placement raising $350,000 through the sale of 500,000 units consisting of one share of Common Stock and one common stock purchase warrant (the "Warrants"). Each Warrant had an exercise price of $1.50 and was exercisable for a period of five years. In February 1997, 500,000 warrants were exercised raising gross proceeds of $750,000. (See: Item 4. "Recent Sales of Unregistered Securities.")

PAGE

     Drilling and Exploration Activities

     The Company depends greatly on the expertise and experience of its president, Felix Ascanio, who is the companies only inside source for expertise on oil and gas exploration and drilling. As a result of the limited human resources of the Company, and its limited financial resources, the Company will only explore the Hittle Field for the immediate future. If the Hittle Field should prove to contain quantities of oil to make it economically feasible to operate and a significant cash flow is generated from the field, the Company will hire additional personnel to assist Mr. Ascanio and will seek other oil and gas leases and fields, initially in the Kansas area where Mr. Ascanio has been studying the geology and oil and gas potential.

     In the Company's exploration and drilling efforts the Company has relied extensively on seismic data and computer modeling to identify sites it feels posses the most potential of producing economic oil and gas wells. Even with these scientific data, there is still substantial risk that wells will be dry or oil will not be found in significant quantities to be economical to produce.

     Competition and Markets

     The Company competes with numerous other firms and individuals in its oil and gas activities. The Company's competitors include major oil companies and other independent operators, many of which have financial resources, staffs, and facilities substantially greater than those of the Company. In the area the Company is presently drilling, in addition to the major oil companies, two relatively smaller companies, Range Oil and Bolinger Oil Company, are exploring and drilling for oil and gas. Additionally, the Company faces intense competition in obtaining risk capital for test drilling and may be at a competitive disadvantage as compared with companies with proven records of successful operations.


     The Company also faces competitive pressures as it tries to acquire additional oil and gas leases on the Hittle Field and surrounding area. The Company believes if its H-1 well proves successful that lease speculators, independent oil firms, and major oil companies, many of which may have larger financial and other resources than the Company will attempt to acquire leases. This may have the effect of driving the prices of leases up substantially and make it difficult for the Company to obtain additional leases. The ability to acquire leases is often determined by the amount of cash paid to acquire the lease, the royalty or other interest retained by the transferor, and the nature of any commitment to drill on the lease acreage. In the case of a drilling commitment, the ability to acquire leases is also determined by the perception of the lease holder of the Company's ability to perform such commitment.

     The Company believes there are several sources which will buy any oil or gas it produces. The prices obtained for production of oil depends on a number of factors beyond the Company's control, the effects of which cannot be accurately predicted. Such factors include the extent of domestic production and imports of oil; the competitive position of oil and gas as a source of energy compared to alternative sources such as coal, atomic energy, hydroelectric power, and other energy forms; the refining capacity of prospective purchasers; transportation costs; the availability and capacity of pipelines and other means of transportation; and the effect of federal and state regulation on production, transportation, and sale of oil and gas.
PAGE

     Government Regulation

     In conducting exploration, drilling and completion activities, the Company will be subject to a number of state and federal regulations with respect to well spacing, drilling depths, completion and plugging procedures and other items. The Company intends to comply with such regulations and does not anticipate any adverse effect on its planned activities as a result of such regulations. The Company must seek approval from the Kansas Corporation Commission on any wells drilled and placed in operation in Kansas. In the past, the Company has not had problems receiving approval from the Kansas Corporation Commission although no assurance can be given on future applications.

     Operations of the Company are subject to numerous laws and regulations governing the discharge of materials into the environment, the remediation of environmental impacts, and other matters relating to environmental protection, which affect the Company's operations and costs. It is probable that state and federal environmental laws and regulations will become more stringent in the future. There can be no assurance that such measures to further regulate the production and even the disposable of oil waste will not have a significant impact on the operating costs of the Company and the oil and gas industry in general, resulting in the potential that certain wells may become uneconomical.


     Operational Hazards and Insurance

     The Company's operations are subject to the normal hazards incident to the drilling for and the production of oil, such as blowouts, cratering, explosions, uncontrollable flows of oil or well fluids, fires, pollution, releases of toxic gas, and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations.

     The Company maintains insurance of various types to cover its operation including one million in general liability insurance. The Company's insurance does not cover every potential problem and may not be enough to cover any particular incident. In particular, the Company does not have insurance on certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a materially adverse effect on the Company. Moreover, no assurance can be given that adequate insurance will be available at reasonable rates or that the Company or the operators of wells in which the Company owns an interest will elect to maintain certain types or amounts of insurance.

     Employees

     The Company has 2 employees consisting of its president, Felix Ascanio, and its secretary, John Hobbs who are both directors of the Company. (See "Directors and Executive Officers.")

     Offices

     The Company's principal executive offices are located at 175 South Main, Suite 1423, Salt Lake City, Utah 84111. These offices are rented on a month
to month basis with monthly rent of $121.   Additionally, the Company rents
offices in Lawrence, Kansas at a monthly rental of $500.   The Company
believes that the above facilities are adequate for the foreseeable needs of the Company; however, as the Company expands its employee base, it anticipates adding additional office space.

Item 2. Management's Discussion and Analysis or Plan of Operation

Overview

     The Company had no significant operation until the acquisition of GSC in November 1993. Through the acquisition of GSC, the Company moved into the oil and gas industry. From 1994 though the first part of 1996, the Company's focus was primarily on the McLouth Field in Kansas and its development. In mid 1996, the Company's focus changed under the direction of its new president, Felix Ascanio, who felt other fields in Kansas offered greater potential, particularly given the perceived problems with the Operating Agreement between GS&C and KLM on the McLouth Field. (See Part I, Item 1, "Description of Business-Overview" and Part II, Item 2, "Legal Proceedings.")

     In 1996, the Company acquired an initial 560 acres in the Hittle Field in Kansas and began an exploration process on the field which led to a well, the H-1, being drilled at the end of 1996. With initial test results seeming promising on this well, the Company is seeking to acquire additional acreage in the Hittle Field, having acquired an additional 920 acres since the beginning of 1997, and intends to complete the LH-1 well with two laterals. The Company has drilled the HH-1 well in the Hittle Field which has promising initial test results and based on the availalbity of completion rigs and approval from the Kansas Corporation Commission should be completed in August 1997. Due to the unknowns in completing any well, no assurance can be given that the wells will actually produce and if it does produce that sufficient quantities of oil will be produced to make the well economical.

     The Company anticipates focusing on the development of the Hittle Field in 1997 and reducing its focus on the McLouth Field unless the litigation is resolved in a timely and successful manner. If sufficient revenues are derived from the Hittle Field, the Company would seek other oil and gas properties which management felt were promising, but currently time and financing constraints have prevented the Company from analyzing any other potential projects.

     The McLouth Field, which had been the Company's prior focus, has not produced the results management wanted. Without the ability, due to contractual restrictions, to operate the McLouth Field, oil production has been sporadic and unprofitable. The McLouth Field is currently the subject of litigation wherein the Company is trying to obtain some control over the fields operation. If the litigation should prove unsuccessful, the Company anticipates continued poor performance from the McLouth Field; however, some revenue should still be derived from the field. This revenue, on its own, will not offset the Company's overhead expenses. (See Part II, Item 2, Legal Proceedings.)


Plan of Operation

     The Company intends to place the LH-1 and HH-1 wells on line in August 1997, pending availability of completion rigs and weather conditions staying dry. Once the wells are completed, the Company has selected another site where it intends to drill its third well in the Hittle Field. Due to the man power limitations of the Company, it is expected that, at present time, each new site for a well will take approximately two months of study before selecting. Accordingly, based on scientific and engineering time, drilling rig availability and expected weather delays, the Company intends to drill new wells every two to three months in the Hittle Field over the next several years. If the first two wells, the LH-1 and HH-1 produces oil in economic quantities, the Company anticipates hiring an additional petroleum engineer to assist in the analysis of future well sites and the operations of existing wells. These drilling schedules assume the Hittle Field proves to contain oil in profitable amounts which will be an uncertainty until further geological and engineering studies are performed as additional oil wells are drilled.


     Future drilling will be dependent on the revenue derived from operation and potentially on the Company's ability to raise additional funds.
Presently, with the completion of the Company's recent private placement, the Company has approximately $650,000 in available funds. It is anticipated that the completion of the LH-1 will cost approximately $100,000 to $120,000 and each additional well will cost $100,000 and may go as high as $150,000 if laterals are used in the completion process. The HH-1 will be completed for less than $100,000 as no laterals were required.


     The Company is working to resolve its disputes on the McLouth Field this year by taking an aggressive litigation position and may seek a buyer for the field if the litigation proves successful. If the Company ends up keeping the McLouth field, the Company's goal will be for the McLouth Field to provide sufficient revenue for it to support its operation and potential offset some of the Company's other expenses. The Company does not anticipate that the McLouth Field will be a significant revenue producer in the foreseeable future if the litigation proves unsuccessful.

     As the Company has limited revenue at this point, which is insufficient to cover its overhead and ongoing exploration activities, the Company will be heavily dependent on the success of the LH-1 and the HH-1 well and future wells. At this point, there can be no assurance of any success from these wells or any future wells. The Company's future success may, therefore, be dependent on its ability to raise additional capital to fund further drilling and exploration.


Liquidity and Capital Resources

     At December 31, 1996, the Company had working capital of $204,196 with $978,754 in total assets and $14,536 in total liabilities. The assets of the Company included $77,737 in a deferred tax asset and $26,776 in prepaid assets which were classified as current assets. Accordingly, at the end of 1996, the Company had only $114,217 in current assets which could be used for the payment of expenses. In the first quarter of 1997, the Company completed a private placement raising gross proceeds of $750,000 through the exercise of 500,000 warrants held by existing shareholders of the Company. As a result of the completion of the Company's private placement, at March 31, 1997, the Company had total assets of $1,691,498, with $764,554 in current assets, the majority of which, $758,786 consists of cash. The Company's liabilities were $119,157, giving the Company working capital of $645,629.

     The Company has hired Sperry Sun, a Division of Dresser Industries to complete the H-1 well in the Hittle Field at a cost of up to $120,000. Presently, the Company has completed one lateral on the well and is in the process of performing open hole testing prior to final completion efforts. Until the H-1 well is completed, there can be no assurance that it will produce oil in economical quantities to prove successful. With the cash the Company has on hand, if the cost of drilling and completing additional wells are similar to the H-1 well, the Company estimates it can finish the H-1 well and drill three to four new wells, in the Hittle Field. The cost to drill and complete the HH-1 are estimated to be under $100,000 based on cost incurred to date as laterals were not necessary. As the Company has very little revenue from existing wells, if these new wells are not successful, or if the price of oil should fall, the Company would have to seek outside sources of funding to continue its exploration activities. There can be no assurance that any outside sources of funding could be found.
<R/>

Results of Operations

Quarter Ended March 31, 1997

     During the quarter ended March 31, 1997, the Company raised $750,000 through the exercise of warrants previously issued in a private placement in August 1996. The money raised in the private placement has been, and will be, used to fund the Company's exploration and drilling activities on the Hittle Field and to pay on going expenses of the Company.

     Operating revenue in the first quarter of 1997, continued to be nominal as the Company continued its dispute with the operator of the Company's primary operating field, the McClouth Field. As a result the Company had revenue for the first three months of 1997 of only $20,051, which was down from $42,648 for the quarter ended March 31, 1996. Expenses also jumped do to an increase in general and administrative expenses. General and administrative expenses for the quarter ended March 31, 1997 increased to $173,667 from $14,057 the prior year. The majority of this increase was the result of approximately $118,000 in tax obligations arising from the exercise of stock options by two of the Company's officers. As a result of the increase in general and administrative expenses, the Company has total expenses of $200,071 for the quarter ended March 31, 1997, resulting in a loss for the quarter of $174,140, compared to a profit of $12,023 for the same period in 1996.

1996

     The Company entered 1996 in need of cash to continue its operation and with the officers of the Company either foregoing being paid or taking reduced salaries. In an effort to continue operations, the Company engaged in a private placement of its securities raising $350,000. The cash received from the private placement allowed the Company to continue in operation and commence new drilling activities on the Hittle Field.



     Operating revenue in 1996 continued to stay fairly constant with revenues of $177,315. This revenue was not sufficient to offset expenses which increased due to exploration cost of $80,510 related to an unsuccessful attempt to bring three existing wells back into production, additional professional fees related to the private placement and litigation of $29,719 and general and administrative expenses which increased to $349,454. The general and administrative expenses showed the largest increase from 1995 with it increasing $207,894. Although general and administrative expenses increased substantially, the majority of the expenses were non cash. General and administrative expenses included $210,100 in non cash items related to the receipt of options by officers of the Company. These options were granted at a below market price to help compensate the officers for what the Company perceived as salaries which were substantially less then they could receive elsewhere and for deferring some salary when the Company was in a cash crunch. Both officers exercised their options in 1997.

     As a result of the increase in expenses, the Company had a net loss of $384,234 for the year ended December 31, 1996. The Company is hopeful that the exploration cost incurred in 1996 will result in profitable well operations in 1997 although there can be no assurance of profitability. The Company does feel that it will be able to continue its current level of exploration and drilling through 1997 with the funds received through the exercise of the Company's outstanding Warrants. It will be necessary, however, for the Company to start producing oil revenue in quantities sufficient to offset expenses by the end of the year or future exploration will be jeopardized. During 1996, the Company's drilling activities included the drilling of only one well for which the Company is still working on completing. The Company also attempted to bring three existing wells back into production. The attempt was unsuccessful and the Company incurred expenses of $80,510.


1995

     During the year ended December 31, 1995, the Company had revenue of $177,316 with expenses of $258,311. The major expenses were in production cost of $73,731 and general and administrative of $141,560. Although production expense remained fairly constant from 1994 when it was $78,051, the general and administrative expenses jumped from $14,337 in 1994. This increased included $48,500 in non-cash expenses related to options granted to officers of the Company. Additionally, the Company began paying a salary to Mr. Hobbs and hired Mr. Ascanio.

     These additional expenses resulted in the Company losing $80,995 from operations as opposed to the small amount of income from operations of $12,002 in 1994. As a result of this loss and additional expenses the Company's cash reserves were reduced to $17,619 from $47,995 in 1994. As of December 31, 1995, the Company had completed drilling a total of 18 wells all of which are located in a single oil field in Kansas; 15 wells are part of the Company's three producing tank batteries and the other three wells were dryholes. Two dryholes were written-off to expense during 1994 and the third dryhole was assigned to another company and accounted for as an addition to leasehold acquistiton costs during 1994.


Item 3.  Description of Property

     Oil and Gas Properties

     The Company's oil and gas properties are located in Kansas. The properties consist of two fields, the McLouth and Hittle Fields. The Hittle Field has only recently had exploration activities on it by the Company with only one well drilled to date which is pending completion. The McLouth Field has 13 producing shallow oil wells located on approximately 197 acres. The McLouth field is subject to a farmout agreement with the Company maintaining a 75% working interest of which 2&half;% has been transferred to former officers of the Company. (See: Part I, Item 1. "Description of Business").

     In the oil and gas industry and as used herein, the word "gross" well or acre is a well or acre in which a working interest is owned; the number of gross wells is the total number of wells in which a working interest is owned. A "net" well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres.

     The information presented in this section is in accordance with SEC guidelines on oil and gas disclosure and in particular those found in Rule 4-10 of regulation S-X.


     Wells and Acreage

     Shown below are tabulations of the productive oil (including casinghead gas) wells and developed and undeveloped acreage owned by the Company as of December 31, 1996.

                                              Gross Acreage
                                     -------------------------------
Productive Oil Wells                 Developed           Undeveloped
--------------------                 ---------           -----------
  Gross      Net(1)                Gross   Net(2)       Gross   Net(3)
  -----      ------                -----   ------       -----   ------
  19         15.25                 190     152.50       567     555.25

-------------------

(1) Based on a 75% ownership working interest on the McLouth Field and a 100% ownership working interest on the Hittle Field.

(2) Calculated on 15 wells with a 75% ownership interest on the McLouth Field and four wells with a 100% ownership interest on the Hittle Field.

(3) Corresponds to 47 undeveloped acres in the McLouth Field with a 75% ownership interest and 520 undeveloped acres in the Hittle Field with 100 % ownership interest.

     Fifteen of the above oil wells are all located on the McLouth Field, which as noted above, does not figure prominently in the Company's future exploration or development program. See notes 3 and the supplemental information to the Company's December 31, 1996 and 1995, financial statements for additional information regarding the Company's oil and gas properties and producing activities and oil and gas reserves. Such information is based on a report prepared by Felix Ascanio who is the Company's president, and therefore, should not be considered independent.
PAGE

     Drilling Activities

     Set forth below is a tabulation of wells completed in the period indicated in which the Company have participated and the results thereof for the three most recent years ended December 31, 1996.

                                        Year Ended December 31,
                            --------------------------------------------------
                                 1994            1995             1996
                                 ----            ----             ----
                            Gross    Net    Gross    Net     Gross    Net
                            -----    ---    -----    ---     -----    ---

     Exploratory:
          Dry                -0-     -0-    -0-      -0-     -0-      -0-
          Oil                -0-     -0-    -0-      -0-     -0-      -0-
          Gas                -0-     -0-    -0-      -0-     -0-      -0-
              Totals         -0-     -0-    -0-      -0-     -0-      -0-

     Development:
          Dry                 1     0.75    -0-      -0-     -0-      -0-
          Oil                15    11.25     3        3       1        1
          Gas                -0-     -0-    -0-      -0-     -0-      -0-
              Totals         16       12     3        3       1        1


     Average Prices and Costs

     The average sales prices of oil and gas for the current fiscal year and the three previous fiscal years are as follows:

            Average Sales Price
            -------------------
  Year Ended           Oil           Gas
  December 31       (per BBL)     (per MCF)
  -----------       ---------     ---------
     1994            $14.10           NA
     1995            $14.50           NA
     1996            $20.33           NA

Production costs for such wells per equivalent barrel, which includes lifting costs (electricity, fuel, water disposal, repairs and maintenance, pumper, transportation, etc.), and production taxes, was $4.70, $3.76, and $3.61, for the years ended December 31, 1996, 1995, and 1994, respectively. As noted all of these figures are for the McLouth Field and may not accurately reflect the cost for the wells on the Hittle Field from which there is currently no information.

     Production and Sale of Oil and Gas

     The oil from the McLouth Field is sold to one unaffiliated purchaser.
The sale of oil and gas is subject to price adjustments, production curtailments, and similar provision in oil and gas purchase contracts, and the sale of both oil and gas is subject to general economic and political conditions affecting the production and price of crude oil and natural gas. For the years ended December 31, 1996, and 1995, the Company produced approximately 15,000 and 12,000 barrels of oil.
    PAGE

Item 4.  Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares of the Company's Common Stock, par value $0.001, held by each person who is believed to be the beneficial owner of 5% or more of the 3,635,378 shares of the Company's common stock outstanding at August 4, 1997, based on the Company's transfer agent's list, representations and affidavits from shareholders and beneficial shareholder lists provided by the Depository Trust and securities broker dealers, and the names and number of shares held by each of the Company's officers and directors and by all officers and directors as a group.

Title of   Name and Address          Amount and Nature of            Percent
Class      Of Beneficial Owner       Beneficial Ownership            of Class
--------   -------------------      ---------------------            --------

Common     Lee Jackson (1)               443,350                      12.20
           712 Arrowhead Lane
           Murray, Utah  84107

Common     Frank Gillen (2)              190,000                       5.23
           6425 South 2055 East
           Salt Lake City, Utah 84121

Common     Felix Ascanio                 302,500                       8.32
           1422 Stone Meadows
           Lawrence, Kansas  66049

Common     The Depository Trust
            (Cede & Co.)               1,198,947                      32.98
           P.O. Box 222
           New York, New York  10274

Common     Ervin Brown (3)               200,000                       5.50
           2594 West Pine Meadow Place
           Salt Lake City, Utah  94118

Officers, Directors and Nominees

Common     Felix A. Ascanio, President
            and Director                ---------See Above---------

Common     Lee Jackson, Director        ---------See Above---------

Common     John W. Hobbs (4)              177,900                      4.89
           Secretary/Treasurer, Director

Common     Ervin Brown, Director        ---------See Above---------

All Officers, Directors, and
 Nominees as a Group (4 Persons)        1,123,750                     30.91
--------------------------------
(1) Mr. Jackson owns 343,350 shares in his own name and 100,000 shares in Lee Jackson Investments. Mr. Jackson also owns 25,000 warrants and 25,000 options to purchase a like number of shares of Common Stock at an exercise price of $2.00 per share.
(2) Mr. Gillen has 45,000 shares in his name and 30,000 in his IRA. Additionally, Maven Properties, Ltd. which is a partnership controlled by Mr. Gillen owns 115,000 shares of Common Stock. Mr. Gillen also owns 32,500 warrants to purchase a like number of shares of Common Stock at an exercise price of $2.00 per share.
(3) Mr. Brown also owns 50,000 warrants and 25,000 options to purchase a like number of shares of Common Stock at an exercise price of $2.00 per share.
(4) Mr. Hobbs has 152,500 shares which he holds jointly with his wife. Additionally, Mr. Hobbs minor daughter has 8,000 shares and two adult daughters that live in his home own 16,000 shares.

Item 5.  Directors, Executive Officers, Promoters and Control Persons

     The names of the Company's executive officers and directors and the positions held by each of them are set forth below:

Name                                       Position
----                                       --------

Felix A. Ascanio                           President and Director
John W. Hobbs                              Secretary, Treasurer and Director
Lee Jackson                                Director
Ervin Brown                                Director


     The term of office of each director is one year and until his successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the shareholders. The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

Biographical Information

     Set forth below is certain biographical information with respect to each of the Company's officers and directors.

     Felix A. Ascanio, age 41, was appointed the president and a director of the Company in May 1995. Mr. Ascanio has worked in the oil and gas industry since 1979 as a petroleum engineer and oil field supervisor. Prior to joining the Company, Mr. Ascanio worked as the general manager of exploration and production for KLM Exploration, Co. in Kansas in 1994 and as a planning and economics evaluation engineer in Caracas, Venezuela for Maraven, S.A. in 1993. From 1990 to 1992, Mr. Ascanio was completing advanced studies at the University of Kansas. Mr. Ascanio has a B.S. Degree in Petroleum Engineering from University of Louisiana in 1979 and a masters degree in petroleum management from University of Kansas in 1992. Mr. Ascanio was the Distinguished 1992 Graduate Business Scholar at the University of Kansas. Mr. Ascanio is a native of Venezuela. Mr. Ascanio's previous business experience as a petroleum engineer and supervisor were for the Venezuela government.

     John W. Hobbs, age 52, is and has since October 1987 been an officer and a director of the Company. From 1988 to the present, Mr. Hobbs has been involved in the development of recreational real estate properties in Idaho. From 1978 through 1988, he was the owner/operator of Hobbs and Staples, a wholesale distributor of costume jewelry. From 1972 through 1978, he worked for Movitz Company as a sales representative in the costume jewelry business. Mr. Hobbs attended Utah State University from 1962 through 1967.

     Lee Jackson, age 71, has been retired since 1993 and spends his time focusing on real estate management and investments. Prior to retiring, Mr. Jackson owned Jackson Insurance Agency which he later sold to his son. Prior to establishing his own insurance agency, Mr. Jackson was a real estate agent and broker. Mr. Jackson was employed by Allstate Insurance for 17 years where he was an agent, a commercial sales supervisor and sales manager. Mr. Jackson received his bachelor of science degree in business from the University of Utah in 1951.

     Ervin Brown, age 36, is a private investor.  Mr. Brown worked at Daw
Construction for thirteen years focusing on special projects.   Mr. Brown
attended Brigham Young University for two years.


ITEM 6. EXECUTIVE COMPENSATION

     The following tables set forth certain summary information concerning the compensation paid or accrued for each of the Company's last three completed fiscal years to the Company's or its principal subsidiaries chief executive officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at December 31, 1996, the end of the Company's last completed fiscal year):

SUMMARY COMPENSATION TABLE


                                                        Long Term Compensation
                                                        ----------------------

                     Annual Compensation               Awards       Payouts
                                            Other      Restricted
Name and                                    Annual      Stock     Options
LTIP     All other
Principal Position Year  Salary   Bonus($) Compensation Awards   /SARs
Payout  Compensation
------------------ ----  ------   -------- ------------ ------   -------
------  ------------
Felix A. Ascanio    1996  $60,000   -0-       -0-         -0-   325,000(1)
-0-       -0-
President and CEO   1995  $45,000   -0-       -0-         -0-      -0-
-0-       -0-

T. Kent Rainey,     1994    -0-     -0-       -0-       950,000(2) -0-
-0-       -0-


(1) Mr. Ascanio received 300,000 options at $0.20 and 25,000 options at $2.00 during 1996.

(2)  The 950,000 shares are prior to the 20 to 1 reverse split

Options/SAR Grants in Last Fiscal Year

The Following table sets forth information respecting all individual grants of options and stock appreciation rights ("SARs") made during the fiscal year ended December 31, 1996, to the named executive officer of the Company.

                                  % of Total
               # of Securities    Options/SARS
               Underlying         Granted to                        Market
Price
               Options/SARs       Employees in   Exercise or Base   on Date of
Name           Granted            Fiscal Year    Price ($/Share)
Grant         Expiration Date
----           ---------------    ------------   ----------------   ------------  ---------------
Felix Ascanio     300,000            49%             $0.20
$0.75       Sept. 1, 2001
                   25,000             4%             $2.00
$1.625      Dec. 15, 2001


Bonuses and Deferred Compensation

     None


Compensation Pursuant to Plans

     All options received are pursuant to the Company's 1996 Stock Option Plan which has reserved 650,000 shares for issuance under the plan. Options are issued under the plan at the discretion of the Company's board of directors.


Pension Table

     Not Applicable


Other Compensation

     None


Compensation of Directors

     Directors of the Company receive only $100 per directors meeting attended. Each director received 25,000 option under the Company's 1996 Stock Option Plan in 1996. The options have an exercise price of $2.00, vest immediately and may be exercised at any time within five years of the date of their grant.


Termination of Employment and Change of Control Arrangement

     Mr. Ascanio has a clause in his employment contract calling for the severance payment of $60,000 if he is terminated without cause during the term of his employment agreement. Accordingly, any termination except in the case of gross negligence or the like will trigger the payment of the severance to Mr. Ascanio.


Officer and Director Remuneration

     Felix Ascanio entered into an employment contract with the Company on May 1, 1995, which was revised in November 1996 (the "Ascanio Agreement"). Pursuant to the terms of the Ascanio Agreement, Mr. Ascanio is employed as the president of the Company with an annual salary of $60,000 per year for a period of three years. In addition to Mr. Ascanio annual salary, he will receive additional compensation of $1.50 per barrel of oil shipped over 2,000 barrels in any given month based on the Company's working interest. Additionally, under the terms of the Ascanio Agreement, Mr. Ascanio received 300,000 options to purchase a like number of shares of the Company's common stock, at an exercise price of $0.20 per share, all of which have been exercised. The Company may terminate Mr. Ascanio's employment, with or without cause; however, if there is no cause for the termination, the Company must pay Mr. Ascanio a severance of $60,000.

     Jack Hobbs entered into an employment agreement with the Company on May 1, 1995, which was revised in November 1996 (the "Hobb's Agreement"). The Hobb's Agreement is for a term of two years with an annul salary of $24,000 the first year and $36,000 the second year. Additionally, pursuant to the terms of the Hobb's Agreement, Mr. Hobbs received 150,000 options to purchase a like number of shares of Common Stock, at exercise prices of $0.20 and $0.70 per share, all of which have been exercised. The Company may terminate Mr. Hobb's employment, with or without cause; however, if there is no cause for the termination, the Company must pay Mr. Hobbs a severance of $30,000.

     In December 1996, all directors of the Company received 25,000 options each with an exercise price of $2.00. Except for the foregoing, the Company is not currently paying any direct or indirect compensation to its officers or directors except for $100 provided each director per director meeting. The Company's officers and directors are also reimbursed for their actual out-of-pocket expenses for travel, telephone charges and miscellaneous items incurred on behalf of the Company.


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1997, Felix Ascanio, the Company's president, and John Hobbs, the Company's secretary, exercised options in the Company delivering promissory notes in the amount of $55,000 and $80,000, respectively, to the Company for their exercise price. The promissory notes are due January 17, 2001, with interest at eight and one half percent (8&half;%). In April 1997, the Company loaned Mr. Ascanio $84,376 and Mr. Hobbs $29,449 to pay taxes due on the options exercised. Due to Messrs. Ascanio's and Hobbs' relationships to the Company, these transactions should not be considered arms length.



     During 1996, a shareholder and an officer of the Company advanced the Company $3,600. Of the $3,600 that was advanced, the Company paid $3,000 back during the year leaving a balance of $600. The advances are non-interest bearing.

     During December, 1995, the Company entered into a loan agreement with an entity related to a shareholder and director of the Company. The unsecured loan consisted of a short term note payable for $10,000 with an interest rate of 12% per annum. The note provides for four monthly payments commencing January 25, 1996, and ending April 25, 1996. The $10,000 plus interest was paid in full during 1996.

     The Company issued 121,250 shares of restricted common stock valued at $48,500 ($0.40 per share) in February, 1995, to officers, directors and others as compensation for services rendered.


Item 8.  Description of Securities

Description of Securities

     General

     The Company is authorized to issue fifty million shares of capital stock, par value $0.001 per share designated as Common Stock. There are 3,635,378 fully paid and non assessable shares of Common Stock currently issued and outstanding as of April 14, 1997. Additionally, the Company has 300,000 common stock purchase warrants (the "Warrants") outstanding to purchase a like number of shares of Common Stock at an exercise price of $1.50 and $2.00 per share for 50,000 and 250,000 Warrants, respectively.

     Common Stock

     The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's bylaws provide that a majority of the issued and outstanding shares of the Company constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future

     Warrants

     The Company has 300,000 Warrants outstanding with exercise prices of $1.50 and $2.00 on 50,000 and 250,000 Warrants, respectively. Except for the exercise price and duration of the Warrants, the terms and conditions of the Warrants are identical. The 50,000 Warrants with an exercise price of $1.50 are exercisable for a five year period beginning in July of 1996. The 250,000 Warrants are exercisable for five years commencing in February 1997. No trading market currently exist for the Warrants, and it is unlikely one will ever develop. The following statements are subject to the detailed provisions of the Warrant, which are attached hereto as an exhibit.

     Each Warrant entitles the holder thereof to purchase one share of the Company's Common Stock, at an exercise price of either $1.50 and $2.00 per share, depending on the Warrant, at any time within five years from the date of issuance of the Warrant (the "Warrant Exercise Period"). The holder of a Warrant will not posses any rights as a shareholder of the Company until exercise of the Warrant and full payment of the exercise price.

     Shares of Common Stock issueable on exercise of the Warrants will be "restricted securities" as that term is defined under the Securities Act, and consequently, will be subject to the restrictions on transfer set forth in the Securities Act and, applicable regulations unless an effective registration statement is in effect at the time of exercise of the Warrants. Further restrictions on transfer may be imposed by state securities statues.

Therefore, the securities would have to be held indefinitely, unless subsequently registered or qualified under applicable federal and state securities laws or sold in a transaction exempt from such registration and qualification requirements.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the number of shares of Common Stock purchasable on exercise of the Warrants in certain events. In the event the number of shares Common Stock purchasable is increased through the operation of the antidilution provisions, the exercise price will be reduced proportionately. Conversely, if the number of shares of Common Stock purchasable is decreased, the exercise price will be increased proportionately.

     The Warrants contain registration provisions providing that shares of Common Stock issuable on exercise of the Warrants must be included in any registration statement that the Company files during the exercise period. The cost of registration will be borne by the Company.

PAGE

PART II

Item 1.  Market Price of and Dividends on the Registrant's
Common Equity and Other Shareholder Matters


     The Company's Common Stock is quoted on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "UPLC." Set forth below are the high and low bid prices for the Company's Common Stock for the last three years. Although the Common Stock is quoted on the Electronic Bulletin Board it has traded sporadically with low volume. Consequently, the information provided below may not be indicative of the Common Stock price under different conditions. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Quarter Ended               High Bid          Low Bid
-------------                 --------          -------

March 1995                    $2.125            $1.875
June 1995                     $2.50             $1.375
September 1995                $1.625            $1.25
December 1995                 $1.375            $1.00

March 1996                    $1.25             $0.625
June 1996                     $1.31             $1.00
September 1996                $1.875            $1.00
December 1996                 $3.125            $0.625

March 1997                    $3.875            $2.31
June 1997                     $5.625            $2.50


     At August 5, 1997, the high and low bid and asked price for the Common Stock was $5.50 and $5.00, respectively.


     Since its inception, the Company has not paid any dividends on its Common Stock, and the Company does not anticipate that it will pay dividends in the foreseeable future.


     As of August 4, 1997, there were 3,635,378 shares of common stock outstanding held by approximately 136 active holders of record, including broker-dealers and clearing corporations holding shares on behalf of their customers, as reported by the Company's transfer agent.
    PAGE

Item 2.  Legal Proceedings

     The Company's subsidiary GSC filed a lawsuit on October 19, 1996, against KLM Exploration Company, Inc. in the District Court of Jefferson County, Kansas. The lawsuit entitled G.S.&C., Inc. vs. KLM Exploration Company, Inc., et al., case no. 96C-92, seeks to remove KLM as operator of GSC's oil leases in the McLouth Field, and for damages in excess of $500,000 for breach of contract, and for an accounting. KLM has filed its answer denying GSC's allegations, and counterclaimed for alleged unpaid operating expenses of $5,963.02, plus damages in excess of $500,000 for breach of contract.
Williams Natural Gas has answered, and crossclaimed against KLM and counterclaimed against GSC for attorneys fees. All counterclaims and crossclaims have been answered and the parties are still in the discovery stage of the litigation. There are no pending motions and the parties are still in the discovery stage of the litigation. The Court will call a scheduling conference in the near future to set a timetable for discovery. As the case is in its early stages, the Company cannot say with any degree of certainty what the outcome will be or the potential cost of the lawsuit.

     The Company's subsidiary GSC had a lawsuit filed against it on September 11, 1995, by the landowner of certain property in Kansas where the Company has been drilling. The lawsuit, entitled Herbert N. Edmonds and Eelsa D. Edmonds vs. G.S. & C., Inc., in the District Court of Jefferson County, Kansas, case no. 95-C-67, seeks cancellation of the lease to GSC from the plaintiff and quieting of title, plus cost, attorneys' fees and expenses. On February 8, 1996, the court granted plaintiffs leave to amend their petition to add additional parties. GSC has answered the lawsuit denying plaintiffs' claims and asserting a counterclaim and affirmative defenses. GSC filed a motion for summary judgment and the plaintiffs countered with their own motion for summary judgment both of which were heard by the court on July 30, 1997. The judge has taken the motions under advisement. At this time, the Company cannot say with any degree of certainty the potential outcome of the motions. GSC intends to vigorously defend this lawsuit and is hopeful of a positive outcome; however, as the lawsuit is in the early stages, the Company cannot say with any degree of certainty what the outcome will be or the potential cost of the lawsuit.


Item 3.  Changes in and Disagreements with Accountants

     The Company has not changed nor had any disagreements with its independent certified accountants.


Item 4.  Recent Sales of Unregistered Securities

     During the past three years the Company has engaged in three private placements under regulation D, rule 506 of the rules and regulations promulgated under the Securities Act.

     During March and April of 1994, the Company sold 7,490,000 shares of restricted common stock in a private placement at a price of $0.05 per share. The Company realized net proceeds from the offering of approximately $344,516 after deducting offering costs in the amount of $29,984. The offering was conducted with the assistance of Alpine Securities Corporation, a broker-dealer located in Salt Lake City, Utah. The offering was designed to meet federal and state non-public offering rules and accordingly, no form of general solicitation was used, and offers were made to only limited individuals who were either accredited investors as that term is defined in rule 501 of the rules and regulations promulgated by the Commission under the Securities Act or due to their investment experience where deemed sophisticated investors. Of the 24 investors in the offering, 15 were accredited investors and 9 were sophisticated investors based on their past investment experience.

     In July and August of 1996, the Company sold 500,000 units at an offering price of $0.70 per Unit in a private placement designed to be exempt from the registration provisions of the Securities Act under regulation D, rule 506 of the rules and regulations promulgated under the Securities Act. Each unit consisted of one share or restricted common stock of the Company and one common stock purchase warrant to purchase one share of Common Stock at an exercise price of $1.50 per share at any time up to five years from the date of the warrant. The offering was also conducted through the assistance of Alpine Securities Corporation who received a commission of 50,000 units for their efforts. The offering was limited to only a select group of individuals, most of whom had existing relationships with the Company, with all 11 investors being accredited investors as that term is defined in Rule 501 as promulgated by the Commission under the provisions of the Securities Act. The Company filed a form D with the Commission covering the offering.

     In February and March of 1997, the Company needed additional financing and sought to have its warrant holders exercise their Warrants received in the 1996 offering. To encourage the warrant holders to exercise their warrants, the Company offered to all warrant holders the right to receive one new warrant for every two warrants exercised. The new warrant received would have a $2.00 exercise price. The Company had 500,000 warrants exercised and issued 250,000 new warrants. The offering was structured to be exempt from the registration provisions of the Securities Act under regulation D, rule 506 of the rules and regulations promulgated under the Securities Act. There were a total of 17 investors in the offering 15 of whom were accredited investors as that term is defined in rule 501 promulgated by the Commission under the provisions of the Securities Act. All investors received a private placement memorandum describing the Company, the risks of investing in the Company and the offering. The Company filed a form D with the Commission covering the offering.


Item 5.  Indemnification of Directors and Officers


     The Company's articles of incorporation and bylaws provide for indemnification of directors and officers by the Company. The articles of incorporation of the Company limit or eliminate the personal liability of directors for damages for breaches of their fiduciary duty, unless the director has engaged in intentional misconduct, fraud, or a knowing violation of law, or paid a dividend in violation of the Utah Revised Business Corporation Act.

     The bylaws of the Company provide for indemnification for directors and officers to the full extent provided by the Utah Revised business corporation act Section 16-10a-901 et. seq. The following is a brief summary of certain indemnification provisions of the Company's certificate of incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

     Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended ("Corporation Act") permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically,
Section 16-10a-902 and 16-10a-907 grants authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, by reason of his having been such a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he had no reasonable cause to believe his conduct was unlawful. Such section confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any claim, issue, or matter.

     The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. Section 16 10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further, Section 16 10a-904 of the Corporation Act permits a corporation to pay attorneys' fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation or to the extent the expenses so advanced by the corporation exceed the indemnification to which he is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the certificate of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

     The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Corporation Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(The rest of this page intentionally left blank.)

PAGE

PART F/S
Financial Statements and Supplementary Data

CONTENTS

                                                            PAGE

    _  Independent Auditors' Report                           27

    _  Consolidated Balance Sheets, December 31, 1996
         and 1995                                             28

    _  Consolidated Statements of Operations for the
         years ended December 31, 1996, 1995 and 1994         29

    _  Consolidated Statement of Stockholders' Equity,
         from inception on September 1, 1993 through
         December 31, 1996                                    30

    _  Consolidated Statements of Cash Flows for the
         years ended December 31, 1996, 1995 and 1994         32

    _  Notes to Consolidated Financial Statements             34

    _  Supplemental Information - Unaudited                   45



    _  Accountant's Disclaimer of Opinion                     51

    _  Unaudited Condensed Consolidated Balance, March 31,
         1997 and March 31, 1996                              52

    _  Unaudited Condensed Consolidated Statements of
         Operations for the three months ended
         March 31, 1997 and March 31, 1996                    53

    _  Unaudited Condensed Consolidated Statements of
         Cash Flows for the three months ended
         March 31, 1997 and March 31, 1996                    54

    _  Notes to Unaudited Condensed Consolidated
         Financial Statements                                 55






PAGE

                  PRITCHETT, SILER & HARDY, P.C.
                   CERTIFIED PUBLIC ACCOUNTANTS
                       430 East 400 South
                   Salt Lake City, Utah  84111

                  INDEPENDENT AUDITORS' REPORT


Board of Directors
UPLAND ENERGY CORPORATION AND SUBSIDIARY
Salt Lake City, Utah


We have audited the accompanying consolidated balance sheets of Upland Energy Corporation and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of Upland Energy Corporation and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994.

As discussed in Note 3, the ultimate realization of the company's investment in oil and gas properties is dependent upon the Company being able to economically recover and sell its oil and gas reserves. The estimates of oil and gas reserves were produced  internally  by  management  and  others  who  were  not independent with respect to the Company. The financial statements do not include any adjustments related to the uncertainty that the Company might not recover its estimated reserves.


/s/PRITCHETT, SILER & HARDY, P.C.


February 17, 1997
Salt Lake City, Utah

            UPLAND ENERGY CORPORATION AND SUBSIDIARY

                   CONSOLIDATED BALANCE SHEETS

                             ASSETS


                                              December 31,
                                    _____________________________
                                          1996            1995
                                     _____________  _____________
CURRENT ASSETS:
  Cash                                  $  105,472     $   17,619
  Oil revenue receivable                     8,745         12,556
  Interest receivable                            -             29
  Prepaid assets                            26,778          6,444
  Short term deferred tax asset             77,737              -
                                     _____________  _____________
          Total Current Assets             218,732         36,648

PROPERTY AND EQUIPMENT, net                  3,888          4,536

OIL AND GAS PROPERTIES, net                746,134        663,243

RESTRICTED CASH                             10,000              -
                                     _____________  _____________
                                        $  978,754     $  704,427
                                     _____________  _____________

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short term notes payable -
    related party                        $     800      $  10,000
  Accounts payable                          13,636         13,633
  Accrued liabilities                          100            179
                                     _____________  _____________
         Total Current Liabilities          14,536         23,812

LONG TERM DEFERRED TAX LIABILITY            77,737              -
                                     _____________  _____________

STOCKHOLDERS' EQUITY:
  Common stock; $.001 par value,
    50,000,000 shares authorized,
    2,710,378 and 2,110,378 shares
    issued and outstanding
    at 1996 and 1995, respectively           2,710          2,110
  Capital in excess of par value         1,358,320        768,820
  Retained earnings (deficit)            (474,549)       (90,315)
                                     _____________  _____________
          Total Stockholders' Equity       886,481        680,615
                                     _____________  _____________
                                        $  978,754     $  704,427
                                     _____________  _____________

The accompanying notes are an integral part of these consolidated financial statements.

            UPLAND ENERGY CORPORATION AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF OPERATIONS


                                     For the Years Ended
                                         December 31,
                         ________________________________________________
                               1996          1995         1994
                            ___________ ___________   ___________
REVENUE:
 Oil sales                    $177,315    $177,316     $  186,135
                            ___________ ___________   ___________
          Total Revenue        177,315     177,316        186,135
                            ___________ ___________   ___________

EXPENSES:
 Production expense             70,515      73,731         78,051
 Depreciation, depletion and
   amortization                 11,028      14,002         32,251
 Dryhole, unsuccessful
  recompletions and
  exploration costs             80,510           -         24,571
 General and administrative
  costs                        349,454     141,560         14,337
 Professional fees              29,719      14,538         15,391
 Travel expense                 23,880      14,480          9,532
                            ___________ ___________   ___________
          Total Expenses       565,106     258,311        174,133
                            ___________ ___________   ___________
INCOME (LOSS) FROM
 OPERATIONS                   (387,791)    (80,995)        12,002

OTHER INCOME (EXPENSE):
  Interest Income                3,951       1,126          1,453
  Interest expense                (394)        (79)             -
                            ___________ ___________   ___________
INCOME (LOSS) BEFORE
 INCOME TAXES                 (384,234)    (79,948)        13,455

CURRENT TAX EXPENSE                  -           -              -

DEFERRED TAX EXPENSE                 -           -              -
                            ___________ ___________   ___________
NET INCOME (LOSS)            $(384,234)   $(79,948)    $   13,455
                            ___________ ___________   ___________

EARNING (LOSS) PER COMMON
 SHARE                       $    (.16)   $   (.04)    $      .01
                            ___________ ___________   ___________
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING          2,342,072   2,099,748      1,770,581
                           ____________ ___________   ___________



The accompanying notes are an integral part of these consolidated financial statements.

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
    FROM INCEPTION OF SUBSIDIARY ON SEPTEMBER 1, 1993 THROUGH
                        DECEMBER 31, 1996
                           [RESTATED]

                                                Common Stock       Capital
in    Retained
                                             _________________     Excess
of     Earnings
                                              Shares    Amount     Par
Value     (Deficit)

_____________________________________________
BALANCE, September 1, 1993
                                                  -  $     -      $
-     $      -
Stock issued for cash to members of the
 Board of Directors at $.0066 per share,
 Directors at $.0066 per share,
 September, 1993                            450,000      450
2,550            -

Stock issued for non-cash consideration
 finders fees, September, 1993, at
 $.40 per share                              54,875       55
21,895            -

Stock issued pursuant to private placement
 at $.38 per share, October, 1993           760,000      760
286,519            -

Recapitalization in a manner similar to a
 reverse purchase, November 12, 1993        349,750      350
65,336            -

Net loss for the period ended
 December 31, 1993                                -        -
-      (23,822)

________________________________________________
BALANCE, December 31, 1993                1,614,625    1,615
376,300      (23,822)

Stock issued pursuant to private
 placement at $1.00 per share,
 February through August, 1994, net
 of stock offering  costs of $29,985        374,500      374
344,141            -

Net income for the year ended
 December 31, 1994                                -        -
-       13,455

_________________________________________________
BALANCE, December 31, 1994                1,989,125    1,989
720,441      (10,367)

Stock issued for services at $.40
 per share, February, 1995                  121,250      121
48,379            -

Fractional share adjustment in
 connection with one for twenty
 reverse stock split, March, 1995                 3        -
-            -

Net loss for the year ended
 December 31, 1995                                -        -
-      (79,948)

_______________________________________________
BALANCE, December 31,  1995               2,110,378    2,110
768,820      (90,315)


[Table Continued on Next Page]
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
    FROM INCEPTION OF SUBSIDIARY ON SEPTEMBER 1, 1993 THROUGH
                        DECEMBER 31, 1996
                           [RESTATED]
                           [CONTINUED]

                                                Common Stock       Capital
in    Retained
                                             _________________     Excess
of     Earnings
                                              Shares    Amount     Par
Value     (Deficit)

_____________________________________________

Stock issued pursuant to private placement
 at $.70 per share, August 1996, net of
 non-cash offering costs of $35,000         500,000      500
314,500            -

Stock issued pursuant to private placement
 as commissions, valued at $35,000           50,000       50
34,950            -

Director/officer options exercised at
 $.10 per share, November 1996 including
 additionalcompensation expense of $26,251
 or $.52 per share recorded in accordance
 with APB Opinion No. 25)                    50,000       50
31,201            -

Compensation recorded, in accordance with
 APB Option No. 25, upon grant of options
 to directors/officers where the exercise
 price was less than the market price
 average of $.51 per share                        -        -
183,849            -

Options granted for legal services to be
 rendered and accounted for as a
 charge to additional paid-in capital
 valued at $25,000                                -        -
25,000            -

Net loss for the year ended December 31,
 1996                                             -        -
-     (384,234)

_______________________________________________
BALANCE, December 31,  1996               2,710,378   $2,710     $1,358,320
$(474,549)

_______________________________________________


















The accompanying notes are an integral part of this consolidated financial statement.

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     For the Years Ended
                                         December 31,
                      ________________________________________________
                                1996        1995         1994
                             ___________ ___________   ___________
Cash Flows from Operating
 Activities:
  Net income (loss)           $(384,234)  $(79,948)    $   13,455
                             ___________ ___________   ___________
  Adjustments to reconcile
   net loss to net cash used
   by operating activities:
   Depreciation                  11,029     14,002         32,251
   Non-cash expenses             25,000     48,500              -
   Additional compensation
    expense recorded in
    accordance with APB
    Opinion No. 25              210,100          -              -
   Change in assets and
    liabilities:
    (Increase) decrease in
     receivables                  3,840      1,373        (13,958)
     (Increase) decrease in
      prepaid assets            (20,334)     5,514        (11,958)
     Increase (decrease) in
      notes payable              (9,200)    10,000              -
     Increase (decrease) in
      accounts payable                3      6,696         (5,126)
     Increase (decrease) in
      accrued liabilities           (79)        79              -
                             ___________ ___________   ___________
      Total Adjustments         220,359     86,164          1,209
                             ___________ ___________   ___________
      Net Cash Provided
      (Used) by Operating
       Activities              (163,875)     6,216         14,664
                             ___________ ___________   ___________
Cash Flows from Investing
 Activities:
  Purchase of property and
   equipment                       (500)    (4,536)          (579)
  Purchase of oil and gas
   properties                   (92,772)   (32,056)      (408,267)
  Purchase of certificate of
   deposit                      (10,000)         -              -
                             ___________ ___________   ___________
      Net Cash (Used) by
       Investing Activities    (103,272)   (36,592)      (408,846)
                             ___________ ___________   ___________
Cash Flows from Financing
 Activities:
  Issuance of common stock      355,000          -        374,500
  Stock offering costs                -          -        (29,985)
                             ___________ ___________   ___________
      Net Cash Provided by
       Financing Activities     355,000          -        344,515
                             ___________ ___________   ___________
Net Increase (Decrease) in
 Cash                            87,853    (30,376)       (49,667)

Cash at Beginning of Period      17,619     47,995         97,662
                             ___________ ___________   ___________
Cash at End of Period         $ 105,472   $ 17,619     $   47,995
                             ___________ ___________   ___________
Supplemental Disclosure of
 Cash Flow Information:
  Cash paid during the year for
  Interest                    $     394   $      -     $        -
  Income taxes                $       -   $      -     $        -

[Continued]

            UPLAND ENERGY CORPORATION AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF CASH FLOWS

                           [CONTINUED]

Supplemental  Disclosure  of  Non-cash  Investing  and  Financing
Activities:
  For the year ended December 31, 1996
     The Company issued 50,000 shares of common stock valued at $.70 per share ($35,000) for commissions in connection with the private placement offering.

     The Company granted 50,000 options t o purchase common stock under employment agreements with officers and recorded compensation of $26,251 in accordance with APB No. 25.

     The Company granted 425,000 options to purchase common stock under employment agreements with officers.

     The Company granted 60,000 options to legal counsel for services to be performed in the amount of $25,000. The cost of the service is a prepaid asset and a charge to additional paid-in capital.

  For the year ended December 31, 1995
     The Company issued 121,250 shares of common stock valued at $.40 per share for services rendered.

  For the year ended December 31, 1994
    None




























The accompanying notes are an integral part of these consolidated financial statements.

            UPLAND ENERGY CORPORATION AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization  -  Upland  Energy  Corporation  ["PARENT"],   was
  incorporated under the laws of the State of Utah on January 30, 1986 as Upland Investment Corporation. Parent changed its name to Upland Energy Corporation during November, 1993. G. S. & C., Inc. ["SUBSIDIARY"], was incorporated under the laws of the State of Nevada on September 1, 1993 and is engaged in the development, production and selling of oil and gas in the State of Kansas.

  During November, 1993 PARENT acquired SUBSIDIARY in a transaction accounted for as a recapitalization of subsidiary in a manner similar to a reverse purchase. Accordingly, Subsidiary is treated as the purchaser entity in the transaction.

  Principles  of  Consolidation  -  The  consolidated   financial
  statements include the accounts of the Company and its  wholly-
  owned  subsidiary.   All significant intercompany  transactions
  have been eliminated in consolidation.

  Accounting Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

  Property and Equipment - Property and equipment are recorded at cost which is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes, with accelerated methods used for income tax purposes. The estimated useful lives of property and equipment for purposes of financial reporting range from three to seven years.

  Oil  and  Gas  Properties  - The Company  uses  the  successful
  efforts   method  of  accounting  for  oil  and  gas  producing
  activities.   Under  that method, costs are  accounted  for  as
  follows:

    a. Geological  and  geophysical costs and costs  of  carrying
       and  retaining  undeveloped  properties  are  charged   to
       expense as incurred.

    b. Costs of drilling exploratory wells and exploratory-type stratigraphic test wells that do not find proved reserves are charged to expense when the wells do not find proved reserves.
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

    c. Costs of acquiring properties, costs of drilling development wells and development-type stratigraphic test wells, and costs of drilling successful exploratory wells and exploratory-type stratigraphic test wells are capitalized.

    d. The capitalized costs of wells and related equipment are amortized over the life of proved developed reserves that can be produced from assets represented by those capitalized costs. Mineral acquisition costs (leasehold) are amortized as the proved reserves are produced.

    e. Costs of unproved properties are assessed periodically, and a loss is recognized if the properties are impaired.

  Revenue Recognition - The Company's revenue is generated primarily by the production and sale of oil and gas from properties currently producing. Revenue from oil and gas sales is recognized when the product is transferred to the purchaser.

  Earnings (Loss) Per Share - The computation of earnings (loss) per share of common stock is based on the weighted average number of shares outstanding during the periods presented. Fully diluted earnings (loss) per share is not presented as its effect is anti-dilutive.

  Cash  Flow Statement - For purposes of the statements  of  cash
  flows,   the   Company   considers  all  highly   liquid   debt
  investments purchased with a maturity of three months or less to be cash equivalents.

  Restatement of Financial Statements - The financial statements for all periods presented have been restated to reflect a one for twenty reverse stock split by Parent during March, 1995 and for a one for two reverse stock split by Parent during November, 1993.

  Reclassification  of  Financial  Statements  -  The   financial
  statements for periods prior to December 31, 1995 have been reclassified to conform to the titles and headings used in the December 31, 1996 financial statements.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of property and equipment, software development cost and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - PROPERTY AND EQUIPMENT

  The following is a summary of property and equipment - at cost, less accumulated depreciation as of December 31:

                                            1996      1995
                                       ______________________
    Furniture and office equipment          6,373     5,873
    Less:  accumulated depreciation        (2,485)   (1,337)
                                       ______________________
         Total                           $  3,888   $ 4,536
                                       ______________________

  Depreciation  expense charged to operations was $1,148,  $1,136 and $176 for the periods ended December 31, 1996, 1995 and 1994.

NOTE 3 - OIL AND GAS PROPERTIES

  Upon placing oil and gas properties and productive equipment in use, the unit-of-production method, based upon estimates of proven developed and undeveloped reserves, is used in the computation of depreciation and depletion. For the year ended December 31, 1996 and 1995, the Company recorded depletion of $9,880 and $12,866, respectively.

  The estimates of oil and gas reserves used by the Company were produced internally by management and others who were not independent with respect to the Company. The ultimate
  realization  of  the  Company's  investment  in  oil  and   gas
  properties is dependent upon the Company being able to economically recover a minimum quantity of its reserves. The financial statements do not include any adjustments related to the uncertainty that the Company might not recover its estimated reserves.

  During 1996, the Company's drilling activities included the drilling of one well for which the Company is still obtaining permits. The Company also attempted to bring three existing wells back into production. The attempt was unsuccessful and the Company incurred expenses of $80,510.

  During the year ended December 31, 1995, the Company included $12,532 in oil and gas properties for an initial investment in a new oil lease. The lease agreement provides for the Company to lease the property for a term of two years for the production of oil in return for a cash payment of $6,000 and a 15.6% royalty interest in the lease. In January, 1996, the company finalized the lease agreement. For the years ended December 31, 1996 and 1995, no depletion was recorded for the lease because proved reserves were uncertain and production on the lease had not yet begun.
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - OIL AND GAS PROPERTIES [Continued]

  During  September, 1993 the Company entered into  a  "farm-out"
  agreement   with  Kenneth  L.  Mason,  individually   and   KLM
  Exploration, Inc., a Kansas corporation (collectively referred to as "KLM"), wherein the Company will perform drilling and production operations on leases currently "farmed-out" to KLM.
  The agreement provided that KLM would assign its interests and other agreements to the Company in return for a cash payment of $100,000 and a 25% working interest in the location, carried through the tanks resulting in a net royalty interest, after taking all other interest holders into account, of 58.5%.
  As of December 31, 1995, the Company had completed drilling a total of 18 wells all of which are located in a single oil field in Kansas; 15 wells are part of the Company's three producing tank batteries and the other three wells were dryholes. Two dryholes were written-off to expense during 1994 and the third dryhole was assigned to another company and accounted for as an addition to leasehold acquisition costs during 1994.

NOTE 4 - RELATED PARTY TRANSACTIONS

  During 1996 a shareholder and an officer of the Company advanced the Company $3,600. Of the $3,600 that was advanced the Company paid $3,000 during the year leaving a balance of $600. The advances are non-interest bearing.

  During December, 1995 the Company entered into a loan agreement with an entity related to a shareholder and director of the Company. The unsecured loan consists of a short term note payable for $10,000 with an interest rate of 12% per annum. The note provides for four monthly payments commencing January 25, 1996 and ending April 25, 1996. The $10,000 plus interest was paid in full during 1996.

  The Company issued 121,250 shares of restricted common stock valued at $48,500 ($.40 per share) in February, 1995, to officers, directors and others as compensation for services rendered.

NOTE 5 - INCOME TAXES

  The   Company   adopted   Statement  of  Financial   Accounting
  Standards No. 109 Accounting for Income Taxes [FASB 109] during Fiscal 1993. FASB 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31,
  1996 and 1995, the total of all deferred tax assets was $392,956 and $197,164 and the total of the deferred tax liabilities was $189,772 and $146,585. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INCOME TAXES [Continued]

  determined.    Because  of  the  uncertainty  surrounding   the
  realization of the deferred tax assets, the Company has established a valuation allowance of $203,184 and $50,580 as of December 31, 1996 and 1995, which has been offset against the deferred tax assets. The net change (increase) in the valuation allowance during the years ended December 31, 1996 and 1995, was $(152,604) and $(25,716), respectively.

  The Company has available at December 31, 1996, unused tax operating loss carryforwards of approximately $852,000, which may be applied against future taxable income and which expire in various years through 2010.

  The   components   of  income  tax  expense   from   continuing
  operations for the years ended December 31, 1996, 1995 and 1994 consist of the following:

                                            December 31,
                                   _______________________________
                                        1996      1995     1994
                                   _______________________________
  Current income tax expense:
   Federal                           $     -   $    -    $    -
   State                                   -        -         -
                                   _______________________________
    Net current tax expense                -        -         -
                                   _______________________________

  Deferred tax expense (benefit) arising from:

  Excess of tax over financial
   accounting depreciation           $43,187   $16,863   $80,193
  Net operating loss carryforwards  (118,017)  (42,579)  (75,218)
  Contribution carryover                 (37)        -         -
  Excess of financial accounting
   over tax compensation - APB 25    (77,737)        -         -
  Valuation allowance                152,604    25,716    (4,975)
                                     ______________________________
    Net deferred tax expense         $     -    $    -    $    -
                                     ______________________________

  Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INCOME TAXES [Continued]

  A reconciliation of income tax expense at the federal statutory rate to income tax expense at the Company's effective rate is as follows:

                                                 December 31,
                                       _______________________________
                                           1996       1995      1994
                                       _______________________________
  Computed tax at the expected federal
    statutory rate                      $(130,639) $(27,183)  $ 4,575
  Excess of tax over financial
    accounting depreciation                   (78)       82        (4)
  Excess of financial accounting over
    tax compensation - APB 25             (10,115)        -         -
  State income taxes, net of federal
    income tax benefits                   (11,527)   (2,398)      404
  Net operation loss carry forward          4,612     3,783         -
  Valuations allowance                    147,747    25,716    (4,975)
                                        ______________________________
  Computed tax at the effective income
    tax rates                           $       -  $      -  $      -
                                        ______________________________

  The temporary differences gave rise to the following deferred tax asset (liability) at December 31, 1996 and 1995:

                                       Year Ended December 31,
                                    _____________________________
                                           1996       1995
                                       ________________________
  Excess of tax over book accounting
    depreciation                        (189,772)   (146,585)
  Excess of financial accounting over
    tax compensation - APB 25             77,737           -
  Contribution carryover                      37           -
  NOL carryforwards                      315,182     197,164

  The deferred taxes are reflected in the consolidated balance sheet as follows:

                                       Year Ended December 31,
                                   _____________________________
                                           1996       1995
                                      ________________________
  Short term asset (liability)         $ 77,737    $      -
  Long term asset (liability)          $(77,737)   $      -
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - COMMON STOCK TRANSACTIONS

  During August 1996, the Company issued 500,000 units, for cash at $.70 per unit, which consisted of one share of common stock and one common stock purchase warrant in a private placement offering. The purchase warrant is to purchase another share of common stock at an exercise price of $1.50. Total proceeds amounted to $350,000. The Company issued 50,000 shares of common stock for commissions of $35,000 in connection with the private placement offering.

  The  Company's officers exercised options of 50,000  shares  of
  common  stock  previously granted for $.10  per  share.   Total
  proceeds amounted to $5,000.

  On October 1, 1996, the Board of Directors resolved that 120,000 (initial shares) and 155,000 (restricted shares) unissued shares of common stock be granted upon exercise of options granted to an officer of the Company under the term of his employment agreement with the Company. The 120,000 (initial shares) and 155,000 (restricted shares) options have an exercise price of $.20, vest on September 1, 1996 and expire on August 31, 1998 [See Note 8].

  During  November,  1996  the Board of Directors  resolved  that
  150,000 unissued shares of common stock be granted upon exercise of options, under a stock option plan, be granted to an officer of the Company under the terms of his employment agreement with the Company. Of the 150,000 options granted,
  50,000 options have an exercise price of $.20, vest on November 12, 1996 and expire on August 31, 1998. The remaining 100,000 options have an exercise price of $.70, vest on November 12, 1996 and expire on August 31, 1998 [See Note 8].

  On  December  15,  1996  the Board of Directors  resolved  that
  100,000 shares of common stock be reserved for issuance upon exercise of options granted to four officers of the Company. The exercise price for the options is $2.00, vest on December 15, 1996 and expire on December 15, 2001.

  On  December  16,  1996  the Board of Directors  resolved  that
  60,000 shares of common stock be reserved for issuance upon exercise of options granted to legal counsel for services to be performed in the amount of $25,000. The exercise price for the options is $2.00, vest on December 16, 1996, and expire on December 16, 2001. The cost of the services has been accounted for as an addition to prepaid expenses and a charge to additional paid-in capital.

  With the new employment agreement the common stock reserved in May, 1995 for issuance upon exercise of options granted to certain officers of the Company under their employment agreements were canceled. During 1996, 50,000 shares of common stock were issued upon exercise of the options granted to certain officers from the previous employment agreement.

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6- COMMON STOCK TRANSACTIONS [Continued]

  The Company issued 121,250 shares of common stock during February, 1995 to officers, directors and others for services rendered, valued at $48,500 ($.40 per share).

  On March 20, 1995 The company initiated a reverse split of its outstanding common stock on the basis of one new share issued for each twenty shares previously issued. Immediately prior to the reverse split there were 40,097,123 shares outstanding and 2,110,378 shares were outstanding immediately after. The $.001 common stock par value was not changed with the reverse stock split. The financial statements for all periods presented have been restated to reflect the reverse stock split. In connection with the acquisition of subsidiary, the Company previously reverse split its stock during November, 1993 on the basis of one share for each two shares then outstanding.

  During 1994, a total of 374,500 shares of common stock were issued pursuant to a private placement at $1.00 per share. Total proceeds amounted to $374,500 and offering costs of $29,985 were recorded as an offset to capital in excess of par value.

  Stock  Options  -  The  Company applies  APB  Option  No.  25  in accounting for its options granted under the employment agreements. Compensation of $210,100 and $0 was recorded in 1996 and 1995 respectively. The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The effect on net income from the adoption of Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" would be the same.

  The fair value of each option granted is estimated on the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the period ended December 31, 1996 and 1995 risk-free interest rates of 5.9% and 6.0% expected dividend yields of zero, expected life of 2 and 3 years, and expected volatility 59% and 75%.PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - COMMON STOCK TRANSACTIONS [Continued]


  A summary of the status of the options granted under the Company's stock option plan at December 31, 1996, and 1995, and changes during the periods then ended is presented in the table below:

                       Year Ended           Period Ended
                    December 31, 1996    December 31, 1995
             ____________________________________________________
                        Weighted Average         Weighted Average
                Shares  Exercise Price   Shares   Exercise Price
               __________________________ _________________________
  Outstanding
   at beginning
   of period   375,000   $    .19               -     $       -
  Granted      525,000        .64         375,000           .19
  Exercised    (50,000)       .10               -             -
  Forfeited          -          -               -             -
  Canceled    (325,000)       .20               -             -
              __________________________ __________________________
  Outstanding
   at end of
   Period      525,000        .64         375,000           .19
              __________________________ __________________________
  Weighted
   average
   fair value
   of options
   granted     525,000   $    .35         375,000       $  1.30
              _________________________ ____________________________

  A summary of the status of the options outstanding under the Company's stock option plan at December 31, 1996 is presented below:

              Options Outstanding          Options Exercisable
  ______________________________________________________________________
                        Weighted-
                         Average     Weighted               Weighted-
  Range of              Remaining     Average                Average
  Exercise    Number    Contractual  Exercise    Number      Exercise
  Prices   Outstanding     Life        Price   Exercisable     Price
  ______________________________________________________________________
     .20    325,000       2 years      .20       325,000        .20
     .70    100,000       2 years      .70       100,000        .70
    2.00    100,000       5 years     2.00       100,000       2.00
  ______________________________________________________________________
            525,000                              525,000

PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CONTINGENCIES

  During 1996, the Company filed a lawsuit against an operator of the wells in the McLouth Field. The Company claims the operator has failed to service, maintain and operate the wells in a reasonable manner. The
  Company is asking for damages in excess of $500,000. The operator of the wells has filed a counterclaim for breach of contract against the Company for damages in excess of $500,000. The cases are in the early stages and there is no guarantee that the Company will prevail in the suit, management and their counsel believe there is a likelihood of a favorable outcome. Consequently, no adjustments or accruals were made to the financial statements with regards to this lawsuit.

  During 1995, a lawsuit was filed against the Company by the landowners of one of the Company's three developed oil leases, generally referred to as the "B" lease. The "B" lease contains two of the Company's fifteen productive wells. During the year ended 1995 the Company chose not to produce or further develop on the "B"
  lease  until  resolution of the lawsuit  with  the  landowners.
  The Company has answered the suit, denied the plaintiffs' claims, and asserted a counterclaim and affirmative defenses. The Company disputes the plaintiffs' claims and will defend the case vigorously to protect its interest in the lease. While there is no guarantee that the Company will prevail in the suit, management and their counsel believe there is a likelihood of a favorable outcome. Consequently, no adjustments or accruals were made to the financial statements with regards to this lawsuit.

  Management is not aware of any pending or threatened claims against the Company for environmental clean up or environmental related contingencies and believe there are no material liabilities that are required to be accrued or disclosed in connection with the clean up of environmental hazards related to the Company's operations.

NOTE 8 - COMMITMENTS AND AGREEMENTS

  Employment Agreements - During October, 1996 the Company entered into employment agreements with two of its officers. The agreement with the president of the Company has a two year term and provides for a minimum salary of $60,000 per year during the term of the agreement. The agreement also provides for commissions of $1.50 per barrel of oil shipped in any month in excess of 2,000 barrels. Lastly, the agreement provides for stock options to purchase up to 275,000 shares of common stock. The options may be exercised at any time after September 1, 1996. [See Note 6]. The agreement with the secretary/treasurer of the Company has a two year term and provides for a minimum salary of $36,000. The secretary/treasurer also received options to purchase up to 150,000 shares of common stock which may be exercised at any time after November 12, 1996. [See Note 6].
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - COMMITMENTS AND AGREEMENTS [Continued]

  Rental Agreements - The Company has entered into various office space and equipment rental agreements in the normal course of its business. The agreements are on a month to month basis and, accordingly, are accounted for on a monthly basis. The minimum amounts presently being paid on those agreements is approximately $2,400 per month.

NOTE 9 - RESTRICTED CASH

  The Company has a $10,000 certificate of deposit with an interest rate of 4.60% annually. The certificate of deposit is renewed annually and is pledged as collateral for a
  performance  bond  related  to  the  Company's  oil   and   gas
  operations.

NOTE 10 - SIGNIFICANT CUSTOMERS

  The Company sells substantially all of its oil production to one purchaser because it is able to negotiate more favorable terms with the purchaser. If the purchaser stopped buying products from the Company, the Company would be forced to contract with other purchasers available in the areas where the oil is produced. The effect of a purchaser pulling out would at least put a temporary downward pressure on prices in the area but it is not currently possible for the Company to estimate how the Company would be affected. Management believes that it's oil is a commodity that is readily marketable and that the marketing method it follows is typical of similar companies in the industry.

NOTE 11 - SUBSEQUENT EVENTS

  During the first quarter of 1997 the Company purchased a lease consisting of 580 acres on the Hittle field.

  During January 1997, the president and the secretary/treasurer of the Company exercised 425,000 options in connection with their employment agreements. The two officers gave notes to the Company in the amount of $55,000 and $80,000.

  Subsequent to year end the Company made an offering to the holders of the Company's currently outstanding common stock purchase warrants who exercised their existing warrants by February 21, 1997, to receive one half of a new common stock purchase warrant for every existing warrant exercised. The offering was exempt from registration with the Securities and Exchange Commission under Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended. The existing warrants were exercisable into one share of common stock at an exercise price of $1.50 per share. Each new warrant is exercisable into one share of common stock at an exercise price of $2.00 per share. Of the 500,000 warrants exercised, two holders of the common stock purchase warrants did not exercise 50,000 warrants. The Company received total proceeds of $750,000.

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
                    SUPPLEMENTAL INFORMATION
                           [Unaudited]

OIL AND GAS PRODUCING ACTIVITIES

Generally Accepted Accounting Principles require disclosure, on an unaudited basis, of reserve and production quantities and changes of the quantities on an annual basis as well as calculation of possible impairment and other costs of the properties. This disclosure was not included in the financial statements as of December 31, 1993 since all wells were in progress at December 31, 1993, there was no production during 1993 and reserve information was uncertain at that time.

Oil and Gas Reserves - Users of this information should be aware that the process of estimating oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of available geological, engineering, and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of, among other things, additional development activity, production history and viability of production under varying economic conditions; consequently, material revisions to existing reserve estimates may occur in the future. Although every reasonable effort is made to ensure that the reserve estimates reported represent the most accurate assessment possible, the significance of the subjective decisions required, and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosure.

Proved reserves are estimated quantities of natural gas, crude oil and condensate, and natural gas liquids which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

The oil and gas reserve information presented in the following tables as of December 31, 1995, is based upon reports of petroleum engineers and management's estimate. The engineers and others who assisted and produced the reserve reports were not independent with respect to the Company. All reserves presented are proved reserves, all of which are located within the United States, and are defined as estimated quantities which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Such reserves are estimates only and should not be construed as exact amounts. The Company does not have proved reserves applicable to long term supply agreements with foreign governments.
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
                    SUPPLEMENTAL INFORMATION
                           [Unaudited]

          OIL AND GAS PRODUCING ACTIVITIES [Continued]

                 Changes in Net Proved Reserves

                     [Volumes in Thousands]

                                            1996         1995
                                     ______________________________
                                         Oil    Gas   Oil   Gas
                                       (MBbls) (MMcf)(MBbls)(MMcf)
                                      _____________________________
Estimated quantity at beginning
  of period                               563     -    356      -
Revisions of previous estimates            (3)    -    219      -
Discoveries and extensions                  -     -      -      -
Purchase of reserves in place               -     -      -      -
Production                                (15)    -    (12)     -
Sale/disposal of reserves in place          -     -      -      -
                                       ____________________________


Estimated quantity at end of
  period                                  545     -    563      -
                                       _____________________________


Proved developed reserves:
  Beginning of period                     563     -    253      -
  End of period                           545     -    563      -
                                       _____________________________


Company's proportional interest
  in reserves of investees accounted
  for by the equity method - end
  of year                                   -     -      -      -
                                       ______________________________

PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
                    SUPPLEMENTAL INFORMATION
                           [Unaudited]

          OIL AND GAS PRODUCING ACTIVITIES [Continued]

       Costs Incurred in Oil and Gas Property Acquisition,
             Exploration and Development Activities


                                                December 31,
                                           _____________________
                                                1996    1995
                                             _________________
                                           [In Thousand of Dollars]
Acquisition of properties:
  Undevelopment leases                          $  93   $  13
  Proved producing leases                           -       -
Exploration costs                                   -       -
Development costs                                   -      19
                                              _______ _______
Total Additions to Oil and Gas
  Properties                                    $  93   $  32
                                              _______ _______
Company's share of equity method
  investees' costs of property
  acquisition, exploration and
  development costs                             $   -   $   -
                                              _______ _______

 Capitalized Costs Relating to Oil and Gas Producing Activities

Capitalized costs as of the end of the
  period: [In thousands of dollars]
  Proved properties                             $ 801   $ 708
  Unproved properties                               -       -
                                              _______ _______
  Total Capitalized Costs                         801     708
Less:  accumulated depreciation and
  depletion                                      (55)    (45)
                                              _______ _______

  Net Capitalized Costs                         $ 746   $ 663
                                              _______ _______

Company's share of equity method
  investees' net capitalized costs              $   -   $   -
                                              _______ _______
PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
                    SUPPLEMENTAL INFORMATION
                          [Unaudited]

          OIL AND GAS PRODUCING ACTIVITIES [Continued]

         Results of Operations for Producing Activities

                                                 December 31,
                                           _____________________
                                                1996    1995
                                             ________________
                                           [In Thousand of Dollars]

Oil and gas sales                            $  177    $  177
Production costs                                (71)      (74)
Exploration costs                                 -         -
Depreciation and depletion                      (10)      (13)
                                              _______  _______
Income (loss) from operations                    96        90
Income tax benefit (expense)                    (33)      (31)
                                              _______  _______
  Results of Operations from Producing
    Activities [Excluding Corporate Overhead
    and Interest Costs]                          63        59
                                              _______  _______
Company's share of equity method investees'
 results of operations for producing activities   -         -
                                              _______  _______

      Standard Measure of Discounted Future Net Cash Flows
             Relating to Proved Oil and Gas Reserves

The information that follows has been developed pursuant to procedures prescribed by SFAS No. 69, and utilizes reserve and production data estimated by management and independent petroleum engineers. The information may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Moreover, the projections should not be construed as realistic estimates of future cash flows, nor should the standardized measure be viewed as representing current value.

The  future  cash  flows are based on sales,  prices,  costs,  and statutory income tax rates in existence at the dates of the projections. Material revisions to reserve estimates may occur in the future, development and production of the oil and gas reserves may not occur in the periods assumed, and actual prices realized and actual costs incurred are expected to vary significantly from those used. Management does not rely upon the information that follows in making investment and operating decisions; rather, those decisions are based upon a wide range of factors, including estimates of probable reserves as well as proved reserves, and different price and cost assumptions than those reflected herein.

PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
                    SUPPLEMENTAL INFORMATION
                           [Unaudited]

          OIL AND GAS PRODUCING ACTIVITIES [Continued]

      Standard Measure of Discounted Future Net Cash Flows
             Relating to Proved Oil and Gas Reserves

The following tables set forth the standardized measure of discounted future net cash flows from projected production of the Company's proved oil and gas reserves:


                                               December 31,
                                          _____________________
                                                1996    1995
                                             ________________
                                          [In Thousand of Dollars]

Future reserves                                $8,248   $4,915
Future production and development
  costs                                           553      641
Future income tax expenses                      2,537    1,363
                                               _______  _______

Future net cash flows                           5,158    2,911
Discount to present value at 10 percent         2,578    1,196
                                               _______  _______

Standardized measure of discounted
  future net cash flows                        $2,580   $1,715
                                               _______  _______

Company's share of equity method
  investees' standardized measure of
  discounted future net cash flows              $   -   $    -
                                               _______  _______

* Future net cash flows were computed using year-end prices and cost and year-end statutory tax rates that relate to existing proved oil and gas reserves in which the Company has general interests. The Company has no long-term supply contracts with governments for which the Company serves as the producer of the reserves.

PAGE

            UPLAND ENERGY CORPORATION AND SUBSIDIARY
                    SUPPLEMENTAL INFORMATION
                           [Unaudited]

          OIL AND GAS PRODUCING ACTIVITIES [Continued]

      Standard Measure of Discounted Future Net Cash Flows
             Relating to Proved Oil and Gas Reserves

The following table sets forth the changes in standardized measure of discounted future net cash flows:


                                                 December 31,
                                           _____________________
                                                1996    1995
                                             ________________
                                           [In Thousand of Dollars]

Balance at beginning of period               $ 1,715  $ 1,819
Sales of oil and gas net of production
  costs                                         (106)    (103)
Changes in prices and costs                        -        -
Revision of previous quantity estimates        2,145       21
Acquisition of reserves in place                   -        -
Extensions, discoveries and improved
  recoveries, less related costs                   -        -
Development costs incurred
  during the period                                -        -
Net change in income taxes                    (1,174)     (22)
Accretion of discount                              -        -
Other                                              -        -
                                             _______  _______
Balance at End of Period                     $ 2,580  $ 1,715
                                             _______  _______
    PAGE

ACCOUNTANT'S DISCLAIMER OF OPINION

Board of Directors
UPLAND ENERGY CORPORATION AND SUBSIDIARY
Salt Lake City, Utah

The accompanying condensed consolidated balance sheet of Upland Energy Corporation and Subsidiary as of March 31, 1997, the related statements of operations for the three months ended March 31, 1997 and 1996 and the related statements of cash flows for the three months ended March 31, 1997 and 1996 were not audited by us and, accordingly, we do not express an opinion on them.

June 20, 1997
Salt Lake City, Utah
PAGE

                    UPLAND ENERGY CORPORATION AND SUBSIDIARY

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                   ASSETS

                                       March 31,      December 31,
                                          1997            1996
                                     _____________  _____________
CURRENT ASSETS:
  Cash                                  $  758,786     $  105,472
  Oil revenue receivable                     2,855          8,745
  Interest receivable                        1,913              -
  Prepaid assets                             1,000         26,778
  Short term deferred tax asset                  -         77,737
                                     _____________  _____________
          Total Current Assets             764,554        218,732

PROPERTY AND EQUIPMENT, net                 34,069          3,888

OIL AND GAS PROPERTIES, net                747,875        746,134

RESTRICTED CASH                             10,000         10,000
                                     _____________  _____________
                                        $1,556,498     $  978,754
                                     _____________  _____________

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short term notes payable
    - related party                      $     800           $800
  Accounts payable and
   accrued liabilities                     118,357         13,736
                                     _____________  _____________
         Total Current Liabilities         119,157         14,536

LONG TERM DEFERRED TAX LIABILITY                 -         77,737
                                     _____________  _____________
STOCKHOLDERS' EQUITY:
  Common stock                               3,635          2,710
  Capital in excess of par value         2,217,395      1,358,320
  Retained earnings (deficit)             (648,689)      (474,549)
                                     _____________  _____________
                                         1,572,341        886,481
  Less: Note receivable from officers     (135,000)          -
                                     _____________  _____________
         Total Stockholders' Equity     $1,437,341     $  886,481
                                     _____________  _____________
                                        $1,556,498     $  978,754
                                     _____________  _____________

NOTE: The balance sheet at December 31, 1996 has been taken from the audited financial statements at that date and condensed.

The accompanying notes are an integral part of these consolidated financial statements.

                   UPLAND ENERGY CORPORATION AND SUBSIDIARY

          UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                       For the Three Months Ended
                                               March 31,
                                    _______________________________
                                            1997         1996
                                        ___________   ___________
REVENUE:
 Oil sales                                $ 20,051     $   42,648
                                        ___________   ___________
          Total Revenue                     20,051         42,648
                                        ___________   ___________

EXPENSES:
  Production expense                        11,273         11,726
  Depreciation, depletion and
    amortization                             2,723          2,847
  General and administrative costs         173,667         14,057
  Professional fees                          9,703            430
  Travel expense                             2,705          1,378
                                        ___________   ___________
          Total Expenses                   200,071         30,438
                                        ___________   ___________
INCOME (LOSS) FROM OPERATIONS             (180,020)        12,210

OTHER INCOME (EXPENSE):
  Interest Income                            5,880            164
  Interest expense                               -           (351)
                                        ___________   ___________
          Total Other Income (Expense)       5,880           (187)
                                        ___________   ___________

INCOME (LOSS) BEFORE INCOME TAXES         (174,140)        12,023

CURRENT TAX EXPENSE                              -              -

DEFERRED TAX EXPENSE                             -              -
                                        ___________   ___________
NET INCOME (LOSS)                        $(174,140)    $   12,023
                                        ___________   ___________

EARNING (LOSS) PER COMMON SHARE          $    (.05)    $      .01
                                        ___________   ___________

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                            3,284,545      2,110,378
                                       ____________   ___________



The accompanying notes are an integral part of these consolidated financial statements.
PAGE

                   UPLAND ENERGY CORPORATION AND SUBSIDIARY

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       For the Three Months Ended
                                               March 31,
                                    _______________________________
                                              1997         1996
                                          ___________   ___________
Cash Flows from Operating Activities:
  Net income (loss)                       $(174,140)   $   12,023
                                          ___________   ___________
  Adjustments to reconcile net loss to
    net cash used by operating activities:
   Depreciation, depletion and
     amortization                             2,723         2,847
   Change in assets and liabilities:
     (Increase) decrease in receivables       5,890        (5,464)
     (Increase) decrease in interest
       receivable                            (1,913)            -
     (Increase) decrease in prepaid
       assets                                   778         1,167
     Increase (decrease) in notes payable         -        (2,300)
     Increase (decrease) in accounts
       payable                              104,622       (13,633)
     Increase (decrease) in accrued
       liabilities                                -           (79)
                                          ___________   ___________
      Total Adjustments                     112,100       (17,462)
                                          ___________   ___________
      Net Cash Provided (Used) by
        Operating Activities                (62,040)       (5,439)
                                          ___________   ___________
Cash Flows from Investing Activities:
  Purchase of property and equipment        (31,496)            -
  Purchase of oil and gas properties         (3,150)         (691)
  Purchase of certificate of deposit              -       (10,000)
                                          ___________   ___________
      Net Cash (Used) by Investing
        Activities                          (34,646)      (10,691)
                                          ___________   ___________
Cash Flows from Financing Activities:
  Issuance of common stock                  750,000             -
  Stock offering costs                            -             -
                                          ___________   ___________
      Net Cash Provided by Financing
        Activities                          750,000             -
                                          ___________   ___________
Net Increase (Decrease) in Cash             653,314       (16,130)

Cash at Beginning of Period                 105,472        17,619
                                          ___________   ___________
Cash at End of Period                      $758,786      $  1,489
                                          ___________   ___________

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the three months ended March 31, 1997 and 1996
  Interest                                 $      -      $    351
  Income taxes                             $      -      $      -

                           [Continued]

                  UPLAND ENERGY CORPORATION AND SUBSIDIARY

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                               [CONTINUED]

Supplemental  Disclosure  of  Non-cash  Investing  and  Financing
Activities:
  For the three months ended March 31, 1997
     The Company granted 425,000 options to purchase common stock under employment agreements with officers. The officers exercised the options and gave notes of $55,000 and $80,000 to the Company for consideration.

     During 1996, the Company granted 60,000 options to legal counsel for services to be performed during 1997 in the amount of $25,000. The cost of the service was accounted for as a prepaid asset at December, 1996, and was reversed as a charge to additional paid-in capital during 1997. The legal services are accounted for as a non-cash offering expense which is offset against the proceeds from the stock offering.

  For the three months ended March 31, 1996
     None

































The accompanying notes are an integral part of these consolidated financial statements.

                     UPLAND ENERGY CORPORATION AND SUBSIDIARY

           NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the December 31, 1996 audited financial statements for Upland Energy Corporation. The result of operations for the periods ended March 31, 1997 and 1996 are not necessarily indicative of the operating results for the full year.

  The condensed consolidated financial statements include the accounts of Upland Energy Corporation ("Parent") and it's wholly-owned subsidiary GS&C, Inc. ("Subsidiary").

  Recently Enacted Accounting Standards - In February 1997, SFAS Nos. 128, "Earnings per Share" and 129, "Disclosures of Information about Capital Structure" were issued. SFAS No. 128 changes the computation, presentation, and disclosure requirements of earnings per share (EPS) for entities with publicly held common stock. SFAS No. 129 addresses standards for disclosing information about an entity's capital structure. Although such statements are not affective until December 31, 1997, had such statements been adopted for the three months ended March 31, 1997, the effect would not be significant.

NOTE 2 - NOTES RECEIVABLE

  During January 1997, the president and the secretary/treasurer of the Company exercised 425,000 options in connection with their employment agreements. The two officers gave notes to the Company in the amount of $55,000 and $80,000. The Company has accrued interest of $1,913 for the three months ended March 31, 1997. (See Note 7)

NOTE 3 - PROPERTY AND EQUIPMENT

  The following is a summary of property and equipment - at cost, less accumulated depreciation as of December 31:

                                        March 31,  December 31,
                                           1997       1996
                                      ___________  ___________
    Furniture and office equipment        8,591       6,373
    Vehicle                              29,278           -
    Less:  accumulated depreciation      (3,800)     (2,485)
                                      ___________  ___________
         Total                         $ 34,069     $ 3,888
                                      ___________  ___________

  Depreciation  expense  charged to  operations  was  $1,315  and
  $1,148  for  the periods ended March 31, 1997 and December  31,
  1996.   Depreciation expense for the three months  ended  March
  31, 1996 was $284.

                    UPLAND ENERGY CORPORATION AND SUBSIDIARY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - OIL AND GAS PROPERTIES

  Upon placing oil and gas properties and productive equipment in use, the unit-of-production method, based upon estimates of proven developed and undeveloped reserves, is used in the computation of depreciation and depletion. For the period ended March 31, 1997 and year ended December 31, 1996, the Company recorded depletion of $1,408 and $9,880, respectively. Depletion for the three months ended March 31, 1996 was $2,563.

NOTE 5 - RELATED PARTY TRANSACTIONS

  During January 1997, the president and the secretary/treasurer of the Company exercised 425,000 options in connection with their employment agreements. The two officers gave notes to the Company in the amount of $55,000 and $80,000. The Company has accrued interest of $1,913 for the three months ended March 31, 1997. (See Note 7)

  During 1996 a shareholder and an officer of the Company advanced the Company $3,600. Of the $3,600 that was advanced the Company paid $3,000 during the year leaving a balance of $600. The advances are non-interest bearing.

  During December, 1995 the Company entered into a loan agreement with an entity related to a shareholder and director of the Company. The unsecured loan consists of a short term note payable for $10,000 with an interest rate of 12% per annum. The note provides for four monthly payments commencing January 25, 1996 and ending April 25, 1996. The $10,000 plus interest was paid in full during 1996.

NOTE 6 - INCOME TAXES
  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes [FASB 109]. FASB 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At March 31, 1997, net deferred tax assets, before considering the valuation allowance, totaled approximately $189,000. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws then in effect, the Company's future earnings, and other future events, the effects of which cannot presently be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance for all net deferred tax assets. Accordingly, because of recurring losses and the valuation allowance, there is no provision for income taxes in the accompanying statements of operations. The net change in the valuation allowance was approximately $14,000 for the three months ended March 31, 1997. The Company has available at March 31, 1997, unused operating loss carryforwards of approximately $1,000,000, which may be applied against future taxable income and which expire in various years through 2011.

                      UPLAND ENERGY CORPORATION AND SUBSIDIARY

           NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - COMMON STOCK TRANSACTIONS

  During January 1997, the president of the Company exercised options for a total of 275,000 shares of common stock at $.20 per share. The options had previously been granted during 1996 in connection with an employment agreement. The Company received a note receivable as consideration for the exercise price of the options. The $55,000 note provides for interest at 8.5% per annum. The note also provides for annual installments of principal and interest through January, 2001.

  During January 1997, the secretary/treasurer of the Company exercised options for a total of 150,000 shares of common stock. The first 50,000 shares were exercised at $.20 per share and the remaining 100,000 shares were exercised at $.70 per share. The options had previously been granted during 1996 in connection with an employment agreement. The Company received a note receivable as consideration for the exercise price of the options. The $80,000 note provides for interest at 8.5% per annum. The note also provides for annual installments of principal and interest through January, 2001.

  During February, 1997, the Company made an offering to the holders of the Company's currently outstanding common stock purchase warrants who exercised their existing warrants by February 21, 1997, to receive one half of a new common stock purchase warrant for every existing warrant exercised. The offering was exempt from registration with the Securities and Exchange Commission under Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended. The existing warrants were exercisable into one share of common stock at an exercise price of $1.50 per share. Each new warrant is exercisable into one share of common stock at an exercise price of $2.00 per share. Of the 500,000 warrants exercised, two holders of the common stock purchase warrants did not exercise 50,000 warrants. The Company received total proceeds of $750,000 net of offering costs of $25,000.

  During August 1996, the Company issued 500,000 units, for cash at $.70 per unit, which consisted of one share of common stock and one common stock purchase warrant in a private placement offering. The purchase warrant is to purchase another share of common stock at an exercise price of $1.50. Total proceeds amounted to $350,000. The Company issued 50,000 shares of common stock for commissions of $35,000 in connection with the private placement offering.

  During November 1996 the Company's officers exercised options of 50,000 shares of common stock previously granted for $.10 per share. Total proceeds amounted to $5,000. With the new employment agreement the common stock reserved in May, 1995 for issuance upon exercise of options granted to certain officers of the Company under their employment agreements were canceled.
  PAGE

                    UPLAND ENERGY CORPORATION AND SUBSIDIARY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - COMMON STOCK TRANSACTIONS [Continued]

  On  December  15,  1996  the Board of Directors  resolved  that
  100,000 shares of common stock be reserved for issuance upon exercise of options granted to four officers of the Company. The exercise price for the options is $2.00, vest on December 15, 1996 and expire on December 15, 2001.

  On  December  16,  1996  the Board of Directors  resolved  that
  60,000 shares of common stock be reserved for issuance upon exercise of options granted to legal counsel for services to be performed in the amount of $25,000. The exercise price for the options is $2.00, vest on December 16, 1996, and expire on December 16, 2001. The cost of the services has been accounted for as an addition to prepaid expenses and a charge to additional paid-in capital. The prepaid expense reversed during 1997 and was offset against additional paid-in capital as a stock offering expense.

  Stock Options - The Company applies APB Option No. 25 in accounting for its options granted under the employment agreements. Compensation of $0 and $210,100 was recorded as of March 31, 1997 and December 31, 1996. The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The effect on net income from the adoption of Statement of Financial Accounting Standards No.
  123 "Accounting for Stock Based Compensation" would be the same.

NOTE 8 - CONTINGENCIES

  During 1996, the Company filed a lawsuit against an operator of the wells in the McLouth Field. The Company claims the operator has failed to service, maintain and operate the wells in a reasonable manner. The
  Company is asking for damages in excess of $500,000. The operator of the wells has filed a counterclaim for breach of contract against the Company for damages in excess of $500,000. The cases are in the early stages and there is no guarantee that the Company will prevail in the suit, management and their counsel believe there is a likelihood of a favorable outcome. Consequently, no adjustments or accruals were made to the financial statements with regards to this lawsuit.

  Consequently, no adjustments or accruals were made to the financial statements with regards to this lawsuit.

  During 1995, a lawsuit was filed against the Company by the landowners of one of the Company's three developed oil leases,
  generally  referred  to  as  the  "B"  lease.   The  "B"  lease
  contains  two  of  the  Company's  fifteen  productive   wells.
  During the year ended 1995 the Company chose not to produce or further develop on the "B" lease until resolution of the lawsuit with the landowners.

                    UPLAND ENERGY CORPORATION AND SUBSIDIARY

      NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The Company has answered the suit, denied the plaintiffs' claims, and asserted a counterclaim and affirmative defenses. The Company disputes the plaintiffs' claims and will defend the case vigorously to protect its interest in the lease. While there is no guarantee that the Company will prevail in the suit, management and their counsel believe there is a likelihood of a favorable outcome. Consequently, no adjustments or accruals were made to the financial statements with regards to this lawsuit.

  Management is not aware of any pending or threatened claims against the Company for environmental clean up or environmental related contingencies and believe there are no material liabilities that are required to be accrued or disclosed in connection with the clean up of environmental hazards related to the Company's operations.

NOTE 9 - COMMITMENTS AND AGREEMENTS

  Employment Agreements - During October, 1996 the Company entered into employment agreements with two of its officers. The agreement with the president of the Company has a two year term and provides for a minimum salary of $60,000 per year during the term of the agreement. The agreement also provides for commissions of $1.50 per barrel of oil shipped in any month in excess of 2,000 barrels. Lastly, the agreement provides for stock options to purchase up to 275,000 shares of common stock. The options may be exercised at any time after September 1, 1996. [See Note 7]. The agreement with the secretary/treasurer of the Company has a two year term and provides for a minimum salary of $36,000. The secretary/treasurer also received options to purchase up to 150,000 shares of common stock which may be exercised at any time after November 12, 1996. [See Note 7].

  Rental Agreements - The Company has entered into various office space and equipment rental agreements in the normal course of its business. The agreements are on a month to month basis and, accordingly, are accounted for on a monthly basis. The minimum amounts presently being paid on those agreements is approximately $2,400 per month.

NOTE 10 - RESTRICTED CASH

  The Company has a $10,000 certificate of deposit with an interest rate of 4.60% annually. The certificate of deposit is renewed annually and is pledged as collateral for a
  performance  bond  related  to  the  Company's  oil   and   gas
  operations.

NOTE 11 - SUBSEQUENT EVENTS

  Subsequent to March 31, 1997 the Company agreed to advance funds to cover the payroll taxes related to the exercise of options by officers of the Company. The officers will execute notes payable to the Company for the advances which will be accounted for as receivables from officers.

PART III
ITEM 1. INDEX TO EXHIBITS

     Copies of the following documents are included as exhibits to this Form 10-SB pursuant to item 601 of regulation S-B.

         SEC
Exhibit  Reference
No.      No.        Title of Document
-------  ---------  -----------------

1        2          Exchange Agreement by and between GSC and the Company

2        3          Articles of Incorporation of the Company and related
                    Amendments

3        3          Bylaws of the Company

4        4          Specimen Stock Certificate

5        4          Article IV of the Articles of Incorporation (See Exhibit
                    No. 3)

6        4          Form of Warrant Agreement ($1.50 Exercise Price)

7        4          Form of Warrant Agreement ($2.00 Exercise Price)

8        10         Farmout Agreement between Williams Natural Gas Company
                    And KLM Exploration, Inc., dated August 28, 1992

9        10         Amendment to Farmout Agreement between Williams Natural
                    Gas Company and KLM Exploration, Inc.

10       10         Operating Agreement between Kenneth L. Mason, KLM
                    Exploration, Inc. and GSC, dated November 10, 1993

11       10         Employment and Option Agreements between the Company and
                    Felix Ascanio, dated October 1, and September 1, 1996, respectively

12       10         Employment Agreement between the Company and John Hobbs,
                    Dated November 1, 1996

13       10         Option Agreement between the Company and John Hobbs, dated
                    November 1, 1996

14       10         1996 Stock Option Plan and related amendments

15       10         Form of Directors Stock Option

16       10         Promissory Notes related to exercise of options

17       22         Schedule of Subsidiary of the Registrant

18       17         Financial Data Schedule

19        10         Addendum to Stock Option Agreement between the Company
and
                    Felix Ascanio, effective May 27, 1997
PAGE

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized.

UPLAND ENERGY CORPORATION

By:/S/Felix Ascanio, President


     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned in the capacities and on the dates stated.

Signature                    Title                           Date
---------                    -----                           ----


/S/Felix Ascanio               President, Director             August 11, 1997


/S/John W. Hobbs                Secretary/Treasurer, Director   August 11,
1997


/S/Ervin T. Brown                Director                        August 11,
1997


/S/Lee Jackson                Director                        August 11, 1997